Exhibit 1

To Shareholders in the United States:

Both parties of the Share Exchange Agreement referred to in this document, Mitsubishi Electric Corporation and SPC Electronics Corporation, have been incorporated under the laws of Japan. The share exchange described in this document is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases or through conversions of preferred stock.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

(Translation)

(Securities Code: 6818)

February 10, 2010

To Our Shareholders

SPC Electronics Corporation

2-1-3 Shibasaki, Chofu City, Tokyo

Masaaki Yasui

Representative Executive Officer & President

NOTICE OF CONVOCATION OF AN

EXTRAORDINARY SHAREHOLDERS’ MEETING

Dear Shareholder,

You are cordially invited to attend an extraordinary shareholders’ meeting of SPC Electronics Corporation. In addition, the class shareholders’ meeting of shareholders with common stock will be combined with regard to the first matter put forward for resolution.

If you are unable to attend the meeting, please review the attached reference materials. To exercise your voting rights, you are requested to complete and send by return mail the enclosed voting rights form, indicating either your approval or disapproval of each of the proposals put forward for resolution, by no later than 5 p.m. on Thursday, February 25, 2010.

1. Meeting Time and Date:	10 a.m., Friday, February 26, 2010

2. Meeting Venue:	Main Conference Room, Head Office of
SPC Electronics Corporation
2-1-3 Shibasaki, Chofu City, Tokyo
(Please refer to the conference site guide map at the end of this notice)

3.    Meeting Agenda:

       Matters for Resolution

(1)	Approval of share exchange agreement between SPC Electronics Corporation and Mitsubishi Electric Corporation

(2)	Partial changes to the Articles of Incorporation

On the day of attendance, please submit the enclosed voting rights form to the conference site’s reception desk.

Any revisions made to the reference documents will be posted on the Company website (http://www.spc.co.jp/).

Reference Document for Extraordinary Shareholder’s Meeting

First Proposal: Approval of Share Exchange Agreement between the Company and Mitsubishi Electric Corporation

1. Reasons for the Share Exchange

On April 27, 2009, the Company announced a business recovery plan to become a profit-sustainable company through an array of management reforms and business-improvement measures. The plan was developed amid a sharp downturn in the business environment due to the economic crisis that began in the early autumn of 2008, which is still hampering any clear vision of when business performance may recover. The plan includes the following measures: (1) Drastic revision of the company’s business portfolio through strategic reallocation, including termination of its cleaning equipment business and concentrating and strengthening the management resources of its businesses for communications equipment, electronic equipment, coaxial and waveguide components and applied high-frequency heating equipment; (2) Improvement of efficiency by consolidating production at the Tokyo Works and dissolving the electronic equipment production subsidiary; and (3) Voluntary retirement solicitation following implementation of the aforementioned measures. This plan was intended to stabilize business by simplifying organizational structure and increasing productivity through integration, and also to reduce fixed expenses.

Meanwhile, Mitsubishi Electric Corporation (hereafter Mitsubishi Electric) judged that the best way to minimize any impact on the Company’s business activities arising from asset deficiencies would be to stabilize the Company’s financial condition. Consequently, on June 29, 2009, Mitsubishi Electric underwrote Company-issued preferred shares worth 5.5 billion yen.

Subsequently, the Company advanced the various structural reform measures set out in the business recovery plan, mainly in accordance with that original blueprint. The reduction in fixed expenses and improvements to business efficiency envisaged in this plan are now becoming more pronounced. To ensure recovery, however, the Company must expand its businesses in targeted fields by utilizing its specialized technologies, and also pursue greater synergy with Mitsubishi Electric.

By further reinforcing the collaborative relationship with Mitsubishi Electric in electronic and communications equipment as well as coaxial and waveguide components businesses, the Company aims to not only build a solid complimentary relationship through deeper synergies with Mitsubishi Electric, but also to use the results achieved through these efforts to develop business activities transcending operations that are solely Mitsubishi Electric-related. The resulting capabilities will also be leveraged to develop customers outside of the Group, both domestic and overseas. In particular, expansion is envisioned in fields including high-efficiency power amplifiers for communications equipment, microwave and millimeter-wave components incorporated in radar equipment for meteorological and cosmic purposes, high-voltage and high-performance waveguides for satellites, ships and aircraft and a variety of testing equipment.

In the field of applied high-frequency heating equipment, cooperation with Mitsubishi Electric’s R&D sections will offer several benefits. These include enabling the Company to refine its technologies that differentiate it from those of its competitors and meeting market and customer needs by developing products that feature increased energy efficiency, are more compact and that reduce environmental impact due to reduced carbon-dioxide emissions.

By enhancing synergies with Mitsubishi Electric, the Company will strive to accelerate its growth strategy and to even more quickly and steadfastly accomplish its business recovery plan.

In another regard, becoming a wholly owned subsidiary of Mitsubishi Electric would make available Mitsubishi Electric’s stable procurement of specialized products, such as coaxial and waveguide components as well as microwave and millimeter-wave components, areas in which the Company excels. In addition, the Company, as a supplier, believes that exchange with the Company in technology fields that include Mitsubishi Electric’s system application engineering technologies and power circuit technologies would enhance its product and technology capabilities. Conversely, utilization of the Company’s clean rooms and other production infrastructure would also be expected to assist the Mitsubishi Electric Group achieve improved productivity.

With shareholder approval of the share exchange agreement (hereafter Share Exchange) with Mitsubishi Electric, the Company and Mitsubishi Electric will work jointly to maximize the effect of these management initiatives. In tandem with these efforts, the Mitsubishi Electric Group will strive in unison to improve and stabilize the Company’s performance and to meet the expectations of all shareholders.

2. Outline of Contents of the Share Exchange Agreement

Share Exchange Agreement

Mitsubishi Electric Corporation (“MEC”) and SPC Electronics Corporation (“SPC”) have entered into the following share exchange agreement (“the Agreement”).

Article 1    Share Exchange

MEC and SPC will effect a share exchange (“the Share Exchange”) based on methods set forth in Japanese Corporate Law for the purpose of MEC becoming the wholly owning parent company in share exchange of SPC, and SPC becoming a wholly owned subsidiary company in share exchange of MEC.

Article 2    Matters Concerning the Shares to Be Delivered and Their Allotment in the Share Exchange

1.	Under the terms of the Share Exchange, in exchange for SPC’s common stock, MEC will deliver to SPC shareholders listed or recorded in SPC’s shareholder register (excluding MEC) as of the time immediately prior to the time (“fiducial time”) of MEC’s acquisition of all of SPC’s issued shares a quantity of MEC common stock that is the total of common stock held by SPC shareholders multiplied by 0.17. In addition, with respect to SPC’s Class A and Class B preferred shares, since MEC holds all the issued shares, MEC common stock will not be allotted through the Share Exchange.

2.	Under the terms of the Share Exchange, MEC will allot to SPC shareholders listed or recorded in SPC’s shareholder register as of the fiducial time 0.17 shares of MEC common stock for each share of SPC common stock held by SPC shareholders.

Article 3    Matters Concerning MEC Capital and Reserve Amounts

The amounts by which MEC capital and reserves are to increase through the Share Exchange are as follows:

(1)	Increase in capital: ¥0

(2)	Increase in capital reserves: the minimum amount of capital reserves that must increase pursuant to laws and regulations.

(3)	Increase in earned reserves: ¥0

Article 4    Effective Date

The date on which the Share Exchange is to take effect (“Effective Date”) is April 1, 2010. However, the Effective Date may be changed, as necessary, upon consultation between both parties.

Article 5    Management of Company Assets

After the signing of the Agreement and until the Effective Date, MEC and SPC will carry out the business of the company as well as manage and administer company assets under the care of good managers. Actions that have a major impact on those assets or rights and obligations will be carried out after advance consultation between both parties.

Article 6    Share Exchange Agreement Approval at Shareholders’ Meeting

1.	SPC will convene an extraordinary shareholders’ meeting and a class shareholders’ meeting on February 26, 2010, and seek a resolution for the approval of the Agreement and concerning matters required for the Share Exchange. However, the date of this convocation may be changed, as necessary, upon consultation between both parties.

2.	MEC will effect the Share Exchange without having obtained approval for the Agreement at the shareholders’ meeting, as prescribed in Article 796 Paragraph 3 of the Corporate Law. However, should approval for the Share Exchange be required by a resolution at MEC’s shareholders’ meeting based on Article 796 Paragraph 4 of the Corporate Law and Article 197 of the Ordinance for Enforcement of the Corporate Law, MEC will seek a resolution for the approval of the Agreement and concerning matters required for the Share Exchange.

Article 7    Cancellation of Treasury Stock

To the extent practicable, SPC will cancel all treasury stock held (including stock acquired through purchase for appraisal remedy based on Article 785 of the Corporate Law) by the fiducial time through a resolution of SPC’s Board of Directors, which is to be convened by one day before the Effective Date.

Article 8    Changes to Share Exchange Conditions and Agreement Cancellation

Should a significant event arise or be identified during the period from the date of the signing of the Agreement until the Effective Date that has a material and adverse effect on the execution of the Share Exchange pursuant to the Agreement between MEC and SPC (including cases in which an event that had already been identified at the time of the signing of the Agreement was only found to be material after the signing of the Agreement), both parties may, after immediate consultation in good faith and on agreement of both parties, change the conditions of the Share Exchange as well as other content of the Agreement or cancel the Agreement altogether.

Article 9    Agreement Validity

Should approval for the Agreement not be obtained at SPC’s extraordinary shareholders’ meeting and class shareholders’ meeting by the Effective Date, as prescribed in Article 6 Paragraph 1, or should approval for the Agreement not be obtained at MEC’s shareholders’ meeting as prescribed in the Article 6 Paragraph 2 proviso, or should approval such as from relevant authorities as set forth in laws and regulations required for the execution of the Agreement not be obtained, the Agreement shall be rendered null and void.

Article 10    Matters for Consultation

Aside from the matters specified in the Agreement, matters required for the Share Exchange shall be established upon separate discussion by both parties in keeping with the intent of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement in duplicate by placing their signatures and seals thereon, and each party shall retain one copy of the originals.

December 21, 2009

MEC:	MitsubishiElectric Corporation
2-7-3, Marunouchi, Chiyoda-ku, Tokyo
Setsuhiro Shimomura, CEO & President

SPC:	SPC Electronics Corporation
2-1-3 Shibasaki, Chofu City, Tokyo
Masaaki Yasui, President

3. Outline of Contents Stipulated in Article 184 of the Ordinance for Enforcement of the Corporate Law

(1) Matters Concerning Equivalence of Exchange Value

1. Matters concerning equivalence of sum total or gross amount of exchange value

In order to guarantee the fairness and appropriateness of the share exchange ratio to be adopted for the Share Exchange, the Company and Mitsubishi Electric requested that third-party valuation agencies, independent from both companies calculate the ratio. The Company selected Daiwa Securities SMBC Co. Ltd., which will change its corporate name to Daiwa Securities Capital Markets Co. Ltd. on January 1, 2010 (hereafter Daiwa Securities Capital Markets) and Mitsubishi Electric selected Mitsubishi UFJ Securities Co., Ltd. (hereafter Mitsubishi UFJ Securities).

Since Mitsubishi Electric’s shares are listed on the Tokyo Stock Exchange (TSE) and the Osaka Securities Exchange (OSE), Daiwa Securities Capital Markets assessed their value by adopting the market price method. The three-month period of trading volume weighted average share price as of December 18, 2009 was used as the basis of this calculation. Similarly, since the Company’s shares are listed on the TSE, Daiwa Securities Capital Markets assessed their value by adopting the market price method, using the three-month period of trading volume weighted average share price as of December 18, 2009 as the basis of this calculation. Daiwa Securities Capital Markets also conducted an evaluation using the discounted cash flow method (DCF Method) to factor future business activities into the evaluation. Supposing that the stock value per share of Mitsubishi Electric were equal to 1, the valuation ranges resulting from the respective calculation methods are as follows:

Adopted method	Valuation range of share exchange ratio
Market price method	0.133 – 0.190
DCF method	0.071 – 0.185

In calculating the share exchange ratio, as a general rule Daiwa Securities Capital Markets used information as provided by both companies and publicly disclosed information under the assumption that it was precise and complete. Daiwa Securities Capital Markets therefore did not independently verify such information. Furthermore, it did not conduct its own appraisal or assessment of individual assets and liabilities (including any off-balance-sheet assets and liabilities or other contingent liabilities) of either company or their related companies, nor did it request such information from any third-party agencies. In addition, it was presumed that the Company’s financial forecasts had been rationally prepared based on the optimal management projections and judgments then currently available.

Since Mitsubishi Electric’s shares are listed on the TSE and the OSE, Mitsubishi UFJ Securities likewise assessed their value by the market price method. The closing prices on December 18, 2009 and for the one- and three-month periods, also ending December 18, 2009, were used as the basis of this calculation. Since the Company’s shares are listed on the TSE, Mitsubishi UFJ Securities also assessed their value by the market price method. Again, the closing prices on December 18, 2009 and for the one- and three-month periods, also ending December 18, 2009, were used as the basis of this calculation. To better allow for future business activities in the evaluation, Mitsubishi UFJ Securities also conducted the evaluation using the discounted cash flow method (DCF Method). Supposing that the stock value per share of Mitsubishi Electric were equal to 1, the valuation ranges pursuant to the respective calculation methods are as follows:

Adopted method	Valuation range of share exchange ratio
Market price method	0.135 – 0.189
DCF method	0.101 – 0.194

In calculating the share exchange ratio, as a general rule Mitsubishi UFJ Securities used information as provided by both companies and publicly disclosed information under the assumption that it was precise and complete. Mitsubishi UFJ Securities therefore did not independently verify such information. Furthermore, it did not conduct its own appraisal or assessment of individual assets and liabilities (including any off-balance-sheet assets and liabilities or other contingent liabilities) of either company or their related companies, nor did it request such information from any third-party agencies. In addition, it was presumed that the Company’s financial forecasts had been rationally prepared based on the optimal management projections and judgments then currently available.

The Company and Mitsubishi Electric carefully examined the calculation results of the share exchange ratios submitted by the two aforementioned agencies. Upon consultation, the two companies decided the share exchange ratio on December 21, 2009.

	Mitsubishi Electric (parent company)	SPC Electronics (wholly owned subsidiary)
Share exchange ratio	1	0.17

(Note 1)	Allocation ratio

For each share of SPC Electronics common stock, 0.17 share of Mitsubishi Electric common stock will be allocated and exchanged, excluding SPC Electronics common stock or Class B preferred shares held by Mitsubishi Electric on the effective date.

In the event of any significant changes in the basis for the calculations, the share exchange ratio may be modified by mutual agreement. Furthermore, the Company’s business plan forecasts improved earnings as a result of the termination of the cleaning equipment business and dissolution of SPC Electronics Gifu Corporation, although a temporary loss is forecast. Therefore, increased earnings are expected within a specified period of time.

(2) Matters Concerning the Equivalency of Mitsubishi Electric Capital and Reserve Amounts

The amounts that Mitsubishi Electric capital and reserves are to increase through this share exchange are as follows:

Increase in capital: ¥0

Increase in capital reserves: the minimum amount of capital reserves that must increase pursuant to laws and regulations.

Increase in earned reserves: ¥0

The aforementioned capital and reserve amounts are considered equivalent in light of laws and regulations and Mitsubishi Electric’s capital policies.

(3) The Reason for Mitsubishi Electric Stock Being Selected as the Exchange Value

The Company and Mitsubishi Electric have selected the common stock of Mitsubishi Electric, which is to become the share exchange wholly owned parent company, as the exchange value for this share exchange. Of recognized liquidity, Mitsubishi Electric’s common stock is listed on the TSE as well as the OSE and traded on the stock market in high volumes. The Company and Mitsubishi Electric will form wholly owned parent and subsidiary companies through this share exchange. In the event that the Company’s shareholders receive Mitsubishi Electric common stock as the exchange value, and since they could reap profits gained from synergistic effects associated with the formation of wholly owned parent and subsidiary companies, the Company has determined that it is appropriate to make Mitsubishi Electric’s common stock the exchange value for this Share Exchange.

(4) Matters to Heed to Avoid Impeding SPC Electronics Corporation Shareholder Profits

In examining the Share Exchange, since Mitsubishi Electric holds 52.0% (as of December 21, 2009) of the voting shares of SPC Electronics and to ensure the fairness and appropriateness of the share exchange ratio, both Mitsubishi Electric and SPC Electronics requested that third-party valuation agencies calculate the share exchange ratio, and obtained the respective reports of the calculation results, as described in Section (1) 1 above. Using these calculation results as reference, Mitsubishi Electric and SPC Electronics agreed to implement the Share Exchange based on a share exchange ratio decided through negotiation and consultation.

To prevent any conflict of interest, SPC Electronics auditors Toshihiko Harada and Masahiko Konishi, who double as Mitsubishi Electric employees, neither participated in deliberations concerning the share exchange nor expressed their opinions at the Company’s Board of Directors’ Meetings.

2. Matters to be Referenced with Respect to Exchange Value

(1) Establishment of Mitsubishi Electric Corporation’s Articles of Incorporation

Mitsubishi Electric’s established Articles of Incorporation are as shown in Exhibit 1.

(2) Matters concerning the exchange value conversion method

a.	Markets that trade exchange value

Mitsubishi Electric’s common stock is traded on the TSE and the OSE.

b.	Intermediary, introducing brokerage or agency services for exchange value transactions

Intermediary, introducing brokerage and other such services for Mitsubishi Electric’s common stock are available at securities companies nationwide.

(3) Matters concerning the exchange value market price

Mitsubishi Electric’s market price over the past six months on the TSE Mitsubishi Electric’s market price over the past six months on the TSE was as follows:

	July 2009	Aug. 2009	Sept. 2009	Oct. 2009	Nov. 2009	Dec. 2009	Jan. 2010
Highest (¥)	711	744	703	761	680	701	767
Lowest (¥)	546	679	656	645	566	601	692

Note: The figure for January 2010 covers up to January 22.

3. Matters Concerning Financial Reports

(1) Matters concerning Mitsubishi Electric

a.	Content of financial reports for the most recent business year

The content of Mitsubishi Electric’s financial reports for the most recent business year is as contained in Exhibit 2.

b.	Description of any event that occurred that had a major impact on the disposition of important assets and on the status of important debt obligations and other company assets after the end of the most recent business year

I. Underwriting of the Company’s Preferred Shares

On April 27, 2009, Mitsubishi Electric decided to underwrite the new preferred share allocation to third parties that the Company, a subsidiary of Mitsubishi Electric, was to perform, and these preferred shares were underwritten on June 29, 2009.

(i) Share subscription, subscription price and shares held before and after underwriting

•	Number of Shares Held before Underwriting

Common stock issued: 11,184,107 shares

(Ownership percentage: 51.93%; Number of voting shares: 111,841)

•	Share Subscription

Class A preferred shares 150 shares (acquisition cost: ¥1,500,000,000)

Class B preferred shares 400 shares (acquisition cost: ¥4,000,000,000)

•	Number of Shares Held after Underwriting

Common stock issued: 11,184,107 shares

(Ownership percentage: 51.93%; Number of voting shares: 111,841)

Class A preferred shares 150 shares (Ownership percentage: 100.00%)

Class B preferred shares 400 shares (Ownership percentage: 100.00%)

II. Issue of 42nd Series of Unsecured Bonds (with limited inter-bond pari passu clause)

Mitsubishi Electric issued its 42nd Series of Unsecured Bonds based on a corporate decision made on May 25, 2009.

(i) Name of Bonds	Mitsubishi Electric Corporation 42nd Series of Unsecured Bonds (with limited inter-bond pari passu clause)

(ii) Total Issue Amount	¥30.0 billion

(iii) Issue Date	June 17, 2009

(iv) Issue Price	¥100 for each bond of ¥100 value

(v) Interest Rate	1.168% annually

(vi) Collateral	None

(vii) Maturity Date	June 17, 2014

III. Merger Agreement between NEC Electronics Corporation and Renesas

  Technology Corp., and the Capital Increase Resulting from Said Agreement

On September 16, 2009, NEC Electronics Corporation (NEC Electronics), Renesas Technology Corp. (Renesas), NEC Corporation (NEC), Hitachi, Ltd. (Hitachi) and Mitsubishi Electric entered into a merger agreement to integrate the business operations of NEC Electronics and Renesas (the “Business Integration”) on April 1, 2010, the effective date of the agreement.

In implementing the Business Integration, Renesas will issue shares of its common stock to Hitachi and Mitsubishi Electric in exchange for a total of approximately 71.7 billion yen (including shares issued on September 29, 2009 in exchange for a total of 55.0 billion yen) no later than the day before the effective date of the Business Integration. In addition, on the effective date of the Business Integration (scheduled to be April 1, 2010), the Integrated Company plans to issue new shares of its common stock to NEC, Hitachi and Mitsubishi Electric in exchange for a total of approximately 134.6 billion yen.

The Business Integration will become effective following the approval of the resolutions at the extraordinary shareholders’ meeting of both NEC Electronics and Renesas and approval by the relevant authorities.

(i)	Business Integration Method

Merger of NEC Electronics with Renesas with NEC Electronics being the surviving entity

(ii)	Merger Ratio (ratio of share value after the completion of the capital increase prior to the Business Integration)

NEC Electronics: Renesas = 1:1.189

(iii)	Share Allocation Following the Business Integration

Outline of Share Allocation to Third Parties

Issuer	Renesas Electronics Corporation. (provisional name)
Issue Date	April 1, 2010 (Note 1)
New Stock Issued	Common stock: 146,782,990 shares
Issue Price	¥917
Procured Funds	¥134,600,001,830
Offer and Allocation Method	Third party allocation (NEC 61,395,857 shares, Hitachi 46,962,923 shares, Mitsubishi Electric 38,424,210 shares)
Other	N/A

Note 1:	Scheduled to be the same as the effective date. The issue date will change if the effective date changes.

Note 2:	Based on Article 124, Paragraph 4 of the Corporation Law, NEC, Hitachi and Mitsubishi Electric, the new shareholders of the Integrated Company after the Business Integration, will be entitled to vote at the ordinary shareholders’ meeting of the Integrated Company, which is scheduled to be held in June 2010.

•	Major Shareholders and Percentage of Shares Held in Renesas Electronics Corp. following the Business Integration and after the Allocation of Shares to Third Parties

NEC	33.97%
Hitachi,	30.62%
Mitsubishi Electric	25.05%
Japan Trustee Services Bank, Ltd. (Re-trust of The Sumitomo Trust and Banking Co., Ltd./NEC Corporation pension and severance payments Trust Account):	1.49%

IV. Recording of Stock Valuation Decrease

In the second quarter of the fiscal year ending March 31, 2010, Mitsubishi Electric posted an extraordinary loss of ¥38.9 billion related to a decrease in the stock value of Renesas, an equity-method affiliate of Mitsubishi Electric.

V. Issue of 43rd Series of Unsecured Bonds

Mitsubishi Electric issued its 43rd Series of Unsecured Bonds based on a corporate decision made on November 9, 2009.

(i) Bond Name	Mitsubishi Electric Corporation 43rd Series of Unsecured Bonds (with limited inter-bond pari passu clause)

(ii) Total Issue Amount	¥30 billion

(iii) Issue Date	December 9, 2009

(iv) Issue Price	¥100 for each bond of ¥100 value

(v) Interest Rate	0.581% annually

(vi) Collateral	None

(vii) Maturity Date	December 9, 2013

(2) Matters Concerning SPC Electronics Corporation

Description of any event that occurred that had a major impact on the disposition of important assets and on the status of important debt obligations and other company assets after the end of the most recent business year

I. Issue of Preferred Shares

The Company issued two types of preferred shares for allocation to Mitsubishi Electric on June 29, 2009, thereby increasing capital and procuring funds. These comprised Class A preferred shares (total issue amount: 1.5 billion yen) and Class B preferred shares (total issue amount: 4.0 billion yen). Capital and capital reserves thus increased respectively by 2.75 billion yen compared with the end of the most recent business year.

II. Business Recovery Plan Generates Extraordinary Loss

On April 27, 2009, the Company announced that it is pushing through various management reforms and business improvement measures and instituting a business recovery plan to revitalize companies that sustain earning capacity. Based on this business recovery plan, the Company is: 1) Drastically revising its business portfolio through strategic reallocation, including the termination of its cleaning equipment business and concentrating its business resources on strengthening its communications equipment, electronic equipment, coaxial and waveguide components and applied high-frequency heating equipment businesses; 2) Improving efficiencies by consolidating production at the Tokyo Works and dissolving the electronics production subsidiary; and 3) Soliciting voluntary retirements following the implementation of the above measures.

As a result, from the end of the most recent business year until December 31, 2009, extraordinary losses of 1.88 billion yen and 1.95 billion yen were generated and appeared as the expenses for the structural reform in the consolidated financial statements and the individual financial statements, respectively. The breakdown of the expenses for the structural reform is as follows:

	Consolidated	Individual
Voluntary retirement costs	¥1.60 billion	¥1.47 billion
Provision for doubtful accounts for subsidiaries and affiliates	—	¥0.20 billion
Loss on impairment of fixed assets	¥0.27 billion	¥0.27 billion
Total	¥1.88 billion	¥1.95 billion

Exhibit 1 (Establishment of Mitsubishi Electric Corporation’s Articles of Incorporation)

ARTICLES OF INCORPORATION

(As amended June 26, 2009)

Chapter I. General Provisions

(Trade Name)

Article 1.

The name of the Company shall be Mitsubishi Denki Kabushiki Gaisha.

It shall be expressed in English as Mitsubishi Electric Corporation.

(Company with Committees System)

Article 2.

As a “Company with Committees System,” the Company has established a Board of Directors, Committees, and Accounting Auditors.

(Location of Head Office)

Article 3.

The head office of the Company shall be located in Chiyoda-ku, Tokyo.

(Corporate Purpose)

Article 4.

The purpose of this Company shall be to carry on the following businesses:

1)	Manufacture and sale of all types of electrical machinery and appliances, electronic equipment and appliances, industrial machinery and appliances, information processing equipment and appliances, household electrical machinery and appliances, lighting machinery and appliances, rolling stock machinery and appliances, ship machinery and appliances, aircraft machinery and appliances, guided rockets, satellites, communications equipment and appliances, machining tools and equipment, scientific and chemical equipment and instruments, optical equipment and instruments, atomic power machinery and equipment, gas instruments, building and residence-related products, semiconductors, integrated circuits and other general machinery and equipment and parts;

2)	Manufacture and sale of measuring instruments;

3)	Manufacture and sale of alloys, electric wires and cables, electric materials, magnetic materials, rubber products, various kinds of synthetic resin products and wood products;

4)	Manufacture and sale of high pressure gas and containers therefor;

5)	Supply of electricity and heat services;

6)	Construction business and architectural planning business;

7)	Electric communications business, information processing business and broadcasting business;

8)	Manufacture, sale and import sales of medical equipment and instruments;

9)	Programming and sale of software relating to any of the foregoing items, and engineering business; and

10)	Any and all business relating to any of the foregoing items.

(Method of Public Notice)

Article 5.

Public notices of the Company shall be given by electronic notice. However, in the event of incidents or other circumstances that do not allow for public notice by electronic notice, notice shall be given by publication in the Nihon Keizai Shimbun.

Chapter II. Shares

(Total Number of Shares Issuable by the Company)

Article 6.

The total number of shares issuable by the Company shall be eight billion (8,000,000,000) shares.

(Number of Shares Constituting One Unit)

Article 7.

The number of shares constituting one unit of shares of the Company shall be one thousand (1,000) shares.

Article 8.

(Rights Related to Additional Shares of Less than One Unit)

Shareholders of the Company’s shares may not exercise rights other than the following rights in relation to shares of less than one unit that they hold.

1)	Rights stipulated in Article 189, Section 2 of the Corporation Law.

2)	Right to receive allotment of offered shares and right to receive allotment of share warrants according to the number of shares held.

3)	Right to make requests in accordance with stipulations of Article 10.

(Purchase of Additional Shares of Less than One Unit)

Article 9.

Shareholders of less than one unit of the Company’s shares may request the Company to sell shares to them to fulfill the basic one unit in accordance with share handling regulations.

(Administrator of the Shareholders’ Registry)

Article 10.

1.	The Company shall have an Administrator of the Shareholders’ Registry for its shares.

2.	The Administrator of the Shareholders’ Registry and its share handling place shall be determined by the Representative Executive Officer.

3.	Production and storage of the register of shareholders, share warrants registry, and all other matters concerning the register of shareholders, share warrants registry shall be handled by the Administrator of the Shareholders’ Registry and not by the Company.

(Share Handling Regulations)

Article 11.

Procedures and fees for matters concerning the handling of shares and the exercise of shareholder rights shall be governed by the Share Handling Regulations established by the Representative Executive Officer, as well as by laws and regulations, or these Articles of Incorporation.

Chapter III. General Meeting of Shareholders

(Convocation)

Article 12.

1.	The Company’s annual general meeting of shareholders shall be convened in June each year, and an extraordinary general meeting of shareholders shall be convened whenever necessary.

2.	The general meeting of shareholders shall be convened by a Director determined in advance by the Board of Directors.

(Chairmanship)

Article 13.

Chairmanship of the general meeting of shareholders shall be assumed by the President and CEO. If the President and CEO is prevented from so doing, another alternate shall act as chairman in the order previously determined by the Board of Directors.

(Record Date)

Article 14.

The Company shall regard shareholders with voting rights registered or recorded in the last shareholders’ registry as of March 31 every year as eligible to exercise voting rights at the regular general meeting of shareholders for that business year.

(Internet Disclosure of Reference Documents for the General Meeting of Shareholders, etc.)

Article 15.

The Company may disclose information to be indicated or represented in reference documents for the general meeting of shareholders, business reports, financial statements and consolidated financial statements through the Internet, as provided for in the relevant ordinance of the Ministry of Justice, and this shall be deemed as a provision to the shareholders.

(Exercise of Voting Right by Proxy)

Article 16.

1.	A holder of the Company’s shares may exercise his/her voting right by appointing another shareholder who holds a voting right of the Company present at the general shareholders meeting to be his/her proxy.

2.	In the case of the preceding clause, the shareholder or the proxy must submit a written proof of proxy rights to the Company for each general meeting of shareholders.

(Method of Resolution)

Article 17.

1.	Resolutions of the general meeting of shareholders shall be adopted by a majority of the votes of the shareholders present who are able to exercise voting rights, except where otherwise provided for by the laws and regulations or by these Articles of Incorporation.

2.	The quorum for the general meeting of shareholders to adopt resolutions as provided for in Article 309, Section 2 of the Corporation Law shall be by a vote of two-thirds (2/3) or more of shareholders’ voting rights, of one-third (1/3) or more of shareholders of record present who are able to exercise voting rights.

Chapter IV. Directors, Board of Directors, and Committees

(Election of Directors)

Article 18.

1.	The Directors shall be elected by resolution of the general meeting of shareholders of the Company.

2.	Resolutions for the election of Directors shall require a majority vote by shareholders present who are able to exercise their voting rights and who hold one third or more of voting rights.

3.	The election of the Directors shall not be made by cumulative voting.

(Term of Office of Directors)

Article 19.

The terms of office of the Directors shall expire at the close of the ordinary general meeting of shareholders in respect of the last business term within one (1) year after their appointment to office.

(Chairman of the Board of Directors)

Article 20.

The Chairman of the Board of Directors may be appointed by resolution of the Board of Directors.

(Person to Convene and Chair the Board of Directors)

Article 21.

1.	Unless otherwise stipulated by law, the Chairman of the Board of Directors shall convene and preside over the Board of Directors.

2.	If the office of the Chairman of the Board of Directors is vacant or if the Chairman of the Board of Directors is prevented from so doing, another alternate shall convene and preside over the Board of Directors in the order previously determined by the Board of Directors.

(Notice of Convocation of Board of Directors)

Article 22.

1.	Notice for convening the Board of Directors shall be sent to each Director up until three (3) days prior to the date of each meeting.

2.	The period provided for in the preceding paragraph may be shortened in case of urgency.

(Resolutions of the Board of Directors without Meeting)

Article 23.

Matters that require resolutions of the Board of Directors may be resolved without holding a meeting if all Directors indicate their approval of such matters in writing or in electromagnetic recording media, and such unanimous approval shall be treated as if resolutions were effectively adopted in the Board of Directors.

(Agreements on Limitations of the Liability of Outside Directors)

Article 24.

In accordance with Article 427, Section 1 of the Corporation Law, the Company may enter into agreements with Outside Directors to limit their liability, as stipulated in Article 423, Section 1 of the Corporation Law. The upper limitation on liability based on such agreements, however, shall be the higher of a predetermined amount in excess of 10 million yen or an amount stipulated by law.

(Committees)

Article 25.

1.	The Company shall establish a Nomination Committee, an Audit Committee, and a Compensation Committee.

2.	Members of each committee shall be selected from Directors by a resolution of the Board of Directors.

Chapter V. Executive Officers

(Election of Executive Officers)

Article 26.

Executive Officers shall be appointed by a resolution of the Board of Directors.

(Term of Office of Executive Officers)

Article 27.

The terms of office of Executive Officers shall expire on the last day of the business term that ends within one (1) year after their appointment.

(Representative Executive Officers and Executive Officers with Executive Powers)

Article 28.

1.	The Representative Executive Officers shall be selected by resolution of the Board of Directors.

2.	A President and CEO and a certain number of Executive Vice Presidents and Senior Vice Presidents, Senior Executive Officers and Executive Officers may be appointed by resolution of the Board of Directors.

Chapter VI. Account

(Business Term)

Article 29.

The Company shall have one business term a year, from April 1 to March 31 of the following year.

(Method for Determining Distribution of Surplus, etc.)

Article 30.

Unless otherwise stipulated by law, the Company may make decisions on matters specified in Article 459, Section 1 of the Corporation Law by resolution of the Board of Directors, without resolution at the general meeting of shareholders.

(Record Date for Distribution of Surplus)

Article 31.

The Company may make distribution of surplus to shareholders or registered share pledgees who are registered or recorded in the shareholders’ register as of March 31 or September 30 of every year.

(Limitation on Payment Period of Distribution of Surplus)

Article 32.

1.	In the event that distribution assets are in the form of cash (hereafter “dividends”), in cases when payment of any of the dividends declared is not received within three (3) full years from the date of commencement of payment, the Company shall be discharged of the liability to pay such declared and unreceived dividends.

2.	Dividends shall not bear interest thereon.

- End-

Exhibit 2 (Content of financial reports for the most recent business year)

Business Report

(April 1, 2008 to March 31, 2009)

I. Matters Relating to the Mitsubishi Electric Group

1. Business Development and Results

With respect to the business environment in fiscal 2009, the fiscal year ended March 31, 2009, although a moderate economic slowdown prevailed through the first half, the spread of the financial crisis to the real economy was wide and rapid, and the severity of the economic recession that began from the second half of the fiscal year deepened. In addition, financial market instability, especially in Europe and the United States, grew as the yen rapidly appreciated against major currencies.

Under these circumstances, as part of measures to address the changing business environment, the Mitsubishi Electric Group took steps to further reinforce activities aimed at reducing fixed costs and costs as well as to preserve and improve earnings.

In addition, management improvement measures, steady growth strategies and structural reforms were implemented Companywide to further strengthen the management structure.

Nevertheless, the impact of the deteriorating business environment was substantial and the earnings of Mitsubishi Electric’s equity-method affiliate companies declined. As a result, in fiscal 2009, the Mitsubishi Electric Group recorded net sales of ¥3,665.1 billion, an 8% decline year on year, operating income of ¥139.7 billion, a 47% drop, income before income taxes of ¥107.9 billion, down 52%, and net income of ¥12.1 billion, a 92% tumble.

Information by Business Segment

(Billions of yen)
Segment	Net Sales	Operating Income
Energy and Electric Systems	1,043.6	74.5
Industrial Automation Systems	851.6	49.9
Information and Communication Systems	582.1	24.8
Electronic Devices	166.9	(29.8)
Home Appliances	915.7	34.7
Other	596.0	12.3
Subtotal	4,156.2	166.5
Eliminations	(491.1)	(26.8)
Consolidated Total	3,665.1	139.7

Notes:

1.	Net sales include intra-segment sales.
2.	Figures for each segment are stated in billions of yen rounded down to the first decimal place Totals were calculated separately and then rounded down to the first decimal place.

Energy and Electric Systems

The social infrastructure systems business saw year–on-year increases in orders received thanks to growth in electric equipment for rolling stock, power generation and transmission/distribution businesses in Japan and abroad. However, sales were below those of the previous fiscal year due to fewer public works projects.

Orders received and sales in the building systems business declined compared with the previous fiscal year owing to falling demand for elevators and escalators, postponements of major projects and other factors.

As a result, total sales for the Energy and Electric Systems amounted to ¥1,043.6 billion, down 1% year on year, and operating income was ¥74.5 billion, a ¥5.9 billion increase.

Industrial Automation Systems

Declining global demand from the second half and beyond for machine tools, flat panel displays in South Korea and Taiwan and domestic surface mounting system-related machinery caused orders received and sales in the factory automation systems business to fall below those of the previous fiscal year.

In the automotive products business, although supported by strong Japanese automaker production through the second half, orders received and sales were down on the back of sharp declines in global demand from September and after.

As a result, Industrial Automation Systems sales were ¥851.6 billion, a 16% decline year on year, and operating income was ¥49.9 billion, down ¥79.3 billion.

Information and Communication Systems

In the telecommunications business, although orders received and sales were up compared with the previous fiscal year, due to the termination of the mobile handset business, orders received and sales as a whole were down.

The information systems and services business, however, recorded a year-on-year sale increase as a result of growth in both the systems integration business and management services business.

Orders received and sales in the electronic systems business exceeded those of the previous fiscal year thanks to an order for the ST-2 commercial communications satellite and other factors.

As a result, total sales for the Information and Communication Systems amounted to ¥582.1 billion, down 10% year on year, and operating income was ¥24.8 billion, a ¥22.5 billion increase.

Electronic Devices

The semiconductor business experienced a decline in orders received and sales owing to a downswing in the market for power semiconductors for industrial use, red laser diodes for recordable DVD players, power amplifiers for mobile handsets in Japan and other products.

Despite a drastic decline in the market for industry-use products, sales in the liquid crystal business were in line with those of the previous fiscal year thanks to an increase in consumer-use products.

As a result, total sales for the Electronic Devices were ¥166.9 billion, down 13% year on year, while there was an operating loss of ¥29.8 billion, a further ¥38.2 billion deterioration than in the previous fiscal year.

Home Appliances

Despite increased overseas sales of solar power generation systems and heat pump heating and water heater systems (Air-to-Water) as well as higher domestic sales of heat pump water heaters, a downturn in air conditioner sales to parts of Europe and ventilators in Japan caused a year-on-year decrease in sales.

As a result, total sales in the Home Appliances segment declined 8% to ¥915.7 billion and operating income fell ¥31.0 billion to ¥34.7 billion.

Other

Sales in the Other segment were down, primarily due to weak sales by affiliated companies, particularly those engaged in material procurement, logistics and related activities.

As a result, net sales in the Other segment amounted to ¥596.0 billion, down 10%, while operating income was ¥12.3 billion, a ¥4.5 billion decline.

2. Capital Expenditures

During fiscal 2009, Mitsubishi Electric invested a total of ¥167.7 billion, 1% less than in the previous fiscal year, directing said investments mainly toward heavy electrical machinery, solar power generation systems and related fields. Striking an optimal balance among the three core management perspectives of “growth,” “profitability and efficiency” and “soundness,” the Group undertook investments aimed at further promoting and accelerating efforts under its “making strong businesses stronger” growth strategy. Principal capital expenditures by business segment were as follows.

Segment	Amount (Billions of Yen)	Major Projects Completed within Consolidated Fiscal 2009	Major Ongoing Projects within Consolidated Fiscal 2009
Energy and Electric Systems	34.3	Mitsubishi Electric Power Products, Inc. Land and building expansion	Energy Systems Center Works System for increasing power generation equipment production
Industrial Automation Systems	50.3	Nagoya Works Shinshiro Plant expansion	Sanda Works Construction of a shared infrastructure/development environment
Information and Communication Systems	18.3	Kamakura Works Millimeter-wave module production and testing facility	Communication Networks Center Development of optical broadband access systems equipment and its production system
Electronic Devices	11.3	High Frequency & Optical Device Works Red laser diode production facility	Power Device Works Power device production system
Home Appliances	37.6	Nakatsugawa Works Solar power generation systems production facility	Air Conditioning & Refrigeration Systems Works Scroll compressor production system
Other	15.9	Advanced Technology R&D Center Construction of a new building	Mitsubishi Electric System & Service Co., Ltd. New parts management server system

3. Fund Procurement

During the fiscal year ended March 31, 2009, amidst the deepening financial instability originating in the United States, the Mitsubishi Electric Group secured sufficient operating funds while also procuring funds as a partial allowance for the repayment of corporate bonds reaching maturity in fiscal 2009.

As a result, the balance of interest-bearing debt as of the end of the fiscal year under review stood at ¥677.8 billion, an increase of ¥127.0 billion compared with the previous fiscal year.

4. Research and Development

The Mitsubishi Electric Group made strategic investments in R&D from the standpoint of making strong businesses stronger as well as solution businesses stronger while accelerating its R&D efforts, particularly in the environmental and energy fields.

Solar Power Generation System with the World’s Highest Conversion Efficiency

Mitsubishi Electric has developed a multi-crystalline silicon solar cell that applies a back surface reflective structure to effectively utilize infra-red rays that have lost their thermal energy as well as an ultralow reflective honeycomb-textured structure*1 that further reduces optical reflectivity and increases the amount of light received. Topping the previous photoelectric conversion efficiency rate*2 of 18.6% by 0.3 points, the new cell achieves the world’s highest*3 rate of 18.9%. By combining this multi-crystalline silicon solar cell with our 100kW power conditioner, which achieves a power conversion efficiency rate of 97.5%*4, we are aiming for a high-capacity solar power generation system with significantly improved electrical output. Mitsubishi Electric will continue to raise the power conversion efficiency of its solar power generation systems, thereby contributing to global efforts to reduce CO2 emissions.

High Output/Low Loss SiC*5 Inverter*6

Mitsubishi Electric has developed an 11kW inverter configured using SiC, a material that is showing promise as a next-generation high-voltage power semiconductor that can significantly cut power loss. This new inverter reduces power loss by approximately 70% compared with inverters that use Si, and achieves the world’s highest*7 low-loss performance. Mitsubishi Electric will further pursue higher power output and lower energy loss with the aim of installing these devices into air conditioners, solar power generation systems and other products.

Mass Recovery Technology for Recycled Plastic

Mitsubishi Electric has developed a technology that detects and removes at high speed plastic that contains hazardous substances whose use is restricted (RoHS)*8 from mixed residual plastic obtained through the recycling of used home appliances. Used in combination with our unique specific gravity/electrostatic sorting technology, this technology raised the plastic recycling ratio nearly 10%. In the future, we seek to apply this technology in the mass-production lines of recycling plants.

Distribution Switchgear that Uses Dry Air*10

Mitsubishi Electric has developed distribution switchgear that uses dry air instead of the greenhouse gas SF6.*11 By not using greenhouse gases, we have reduced our environmental impact. Moving forward, the Energy Systems Center has set its sights on the reduction of greenhouse gases.

Atacama Compact Array (ACA)*12 Antenna Technology

Mitsubishi Electric has developed an antenna for radio telescopes with high tracking accuracy and high-speed drive performance that is based on direct drive control technology employing a lightweight rigid antenna structure and linear motor. The antenna—part of a Japan ACA project for synchronously driving 16 antennas (12 m diameter: 4; 7m diameter: 12) for space observation—have been installed in Chile, and have made ultrasensitive space observation a reality. In addition, Mitsubishi Electric is participating in the Atacama Large Millimeter Array (ALMA) project, a joint international project between Japan, the United States and Europe that consists of a giant radio telescope that incorporates 80 antennas.

Server Integration Technology for Large-Scale Information Systems

Mitsubishi Electric has developed a technology that enables server integration through the virtual operation of multiple servers via a single server in large-scale information systems. This technology reduces the number of servers needed and enables the reduction of costs associated with introducing and maintaining new servers while contributing to electric power consumption savings. The technology will be commercialized for use in large-scale information systems in financial, electric power, transportation and other fields.

*1	A structure lined with semi-spherical indentations in the honeycomb
*2	Efficiency of conversion from solar light energy to direct current electrical energy
*3	As of February 18, 2009; based on internal research
*4	As of February 18, 2009; based on internal research (Conversion efficiency at a load factor of 75% with a 100kW-480V power conditioner)
*5	A semiconductor crystal composed of silicon carbide (Si) and carbon (C)
*6	A device that converts direct electric current into alternating electric current
*7	As of February 18, 2009: based on internal research
*8	A directive of the European Parliament concerning the restriction of the use of certain bromine-derived flame retardants from among certain hazardous substances in electrical and electronic equipment
*9	A sorting technology that utilizes the relative differences among plastics to which they are subject to specific gravity and static electrical charge
*10	A device that receives electricity transmitted from an electric power substation and stably and safely distributes electricity to facilities
*11	Sulfur hexafluoride
*12	A radio telescope system using the interferometry method that incorporates a group of 16 high-precision antennas

5. Other Management Initiatives and Policies

With fiscal 2009 positioned as the target year of its fifth Environmental Plan, in the area of global environmental protection, Mitsubishi Electric continued to pursue the so-called 3Rs (Reduce, Reuse and Recycle) through a range of activities, including reducing CO2 emissions during manufacturing, increasing product compactness and lightness and striving for zero emissions, all from the standpoint of preventing global warming and forming a recycling-based society. In the course of these pursuits, we incorporated our accumulated technology and know-how in products and services and took steps to reduce CO2 emissions during product use. These efforts were highly commended, and, as a result, Fukuyama Works received the Fiscal 2009 Excellent Conservation Factory & Building Award from Japan’s Ministry of Economic Trade and Industry and the Director-General’s Prize from the Agency for Natural Resources and Energy. In addition, four of our products—Econucool Pico, an electric heat pump-type water heater for floor heating; MELSNOW, a warm water heat pump unit for snow melting; Compact Cube, an air-cooled heat pump chiller; and Mr. SLIM ER Clean Plus Series, a packaged air conditioner for light commercial use (shop and office)—received the fiscal 2009 Energy Conservation Grand Prize at the Energy Conservation Awards hosted by the The Energy Conservation Center of Japan.

With respect to its efforts to improve quality, Mitsubishi Electric extended its focus beyond products and implemented a wide-ranging Companywide quality improvement project for each area from design to production and extending to service and strengthened the building in of quality and reliability, while taking into account the environment in which the product is used, and fortified quality improvement measures and policies.

Regarding social contribution activities, Mitsubishi Electric has established social welfare programs, including programs to support the disabled through a system of matching donations to the SOCIO-ROOTS Fund and volunteer programs at individual businesses that support these social welfare programs. In addition to these activities, the Mitsubishi Electric America Foundation and the Mitsubishi Electric Thai Foundation proactively lead the Group’s overseas social contribution efforts by providing services and support for the disabled, scholarship benefits and other contributions.

6. Corporate Agenda

As for the business environment surrounding the Mitsubishi Electric Group, the Japanese and overseas economies rapidly deteriorated from the second half of fiscal 2009 and the outlook is for extremely harsh conditions to continue.

Under these circumstances, to cope with the changing business environment, the Mitsubishi Electric Group has set its sights on further reinforcing its efforts to reduce fixed cost and costs and improve earnings as quickly as possible. Moreover, management improvements, including structural reforms, are planned for Renesas Technology Corporation, an equity-method affiliate with deteriorating performance, and we are considering business restructuring.

Guided by a balanced management philosophy founded on the three pillars of “Growth,” “Profitability & Efficiency” and “Soundness,” Mitsubishi Electric is responding to this business environment by actively promoting a two-tiered growth strategy. Through the VI Strategy,1 which aims at reinforcing individual business segments to “make strong businesses stronger,” and the AD Strategy2, aimed at bolstering the solutions business centered on strong businesses, Mitsubishi Electric is taking further steps to accelerate the implementation of measures to create an even stronger management structure in such areas as quality, cost, manufacturing technologies, development capabilities, intellectual property and sales and services. Through the sustained implementation of structural reforms, Mitsubishi Electric is working to ensure a strong management structure.

Specifically, aiming to enhance craftsmanship, the Group will improve its software and hardware development and production capabilities, build in quality from the very first stages of design and development, raise productivity with “Just In Time” and other measures, and reallocate personnel in an appropriate and optimal manner from both the medium- and long-term perspectives. Taking into consideration the need to maintain a consistently sound financial structure, Mitsubishi Electric will pursue inventory reduction and associated measures. On a consolidated basis, the Company is committed to building and strengthening an optimal business structure that encompasses overseas operations and the entire corporate group. At the same time, Mitsubishi Electric will pursue a variety of initiatives in growth markets by promoting environment-related business strategies and expanding activities in newly emerging countries. Through integration and cooperation among the various aspects of its business—from development through design, procurement and production to sales and services—the Mitsubishi Electric Group is further enhancing its business promotion structure.

In its corporate social responsibility (CSR) activities, the Mitsubishi Electric Group is steered by its Corporate Mission3 and Seven Guiding Principles.4 Particularly in the area of legal compliance, the Group is thoroughly committed to strengthening its internal control system and rigorous education and training. At the same time, Mitsubishi Electric will continue to work to prevent global warming and build a recycling-oriented society.

In connection with our public bid for electrical equipment construction for water treatment facilities in Hokkaido, in October 2008, we received a cease and desist order and an order for payment of administrative surcharge from the Fair Trade Commission, to which we have complied. We deeply regret any concern that we have caused to our shareholders with this situation. We take this reprimand very seriously and will take every measure to ensure that it does not reoccur.

By steadily implementing the aforementioned measures and policies, the Mitsubishi Electric Group will do everything within its power to further enhance corporate value. Looking ahead, the Group asks for the understanding and support of all its stakeholders.

1.	VI, the first two letters of “Victory”
2.	AD, the first two letters of “Advance”
3.	Corporate Mission: The Mitsubishi Electric Group will continually improve its technologies, services and creativity while contributing to society.
4.	The Seven Guiding Principles are:

Trust: Establish relationships with all stakeholders including companies, customers, shareholders, employees, partners based on strong mutual trust and respect

Quality: Provide the best products and services with unsurpassed quality

Technology: Pioneer new markets by promoting research and development and fostering technology development

Citizenship: As a global player, contribute to the development of communities and society as a whole

Ethics: Honor high ethical standards in all endeavors

Environment: Respect nature, and strive to protect and improve the global environment

Growth: Secure appropriate earnings to build a foundation for future growth

7. Trends in Operating Results and Financial Condition

(Billions of yen, except net income per share data)

(1) The Mitsubishi Electric Group (Consolidated)

	135th Period Fiscal 2006	136th Period Fiscal 2007	137th Period Fiscal 2008	138th Period Fiscal 2009
Net sales	3,604.1	3,855.7	4,049.8	3,665.1
Operating income	147.8	218.3	264.0	139.7
Income before income taxes	152.3	184.7	226.6	107.9
Net Income	95.6	123.0	157.9	12.1
Net income per share	¥44.64	¥57.34	¥73.60	¥5.67
Total assets	3,313.7	3,452.2	3,485.0	3,334.1

Notes:	1. The data contained in the above chart is drawn from the Mitsubishi Electric Group’s consolidated financial statements prepared in accordance with U.S. accounting standards.
2. Impairment losses for property, plant and equipment previously recorded as operating expenses are calculated in operating income from fiscal 2009.

(2) Mitsubishi Electric Corporation (Non-Consolidated)

	135th Period Fiscal 2006	136th Period Fiscal 2007	137th Period Fiscal 2008	138th Period Fiscal 2009
Net sales	2,217.0	2,363.6	2,490.6	2,264.9
Ordinary Profit	75.1	131.4	134.3	41.9
Net income	48.5	41.6	77.3	(36.5)
Net income per share	¥22.66	¥19.42	¥36.03	¥(17.03)
Total assets	2,202.8	2,234.2	2,255.9	2,147.8

8. Principal Products by Business Segment (As of March 31, 2009)

Business Segment	Principal Products
Energy and Electric Systems	Turbine generators, hydraulic turbine generators, nuclear power plant equipment, motors, transformers, power electronics equipment, circuit breakers, gas insulated switches, switch control devices, surveillance-system control and security systems, large-size visual display system, electrical equipment for locomotives and rolling stock, elevators, escalators, building security systems, particle beam treatment systems and others

Industrial Automation Systems	Programmable logic controllers, inverters, servomotors, displays, motors, hoists, magnetic switches, no-fuse circuit breakers, short-circuit breakers, transformers for electricity distribution, time and power meters, uninterruptible power supply devices, industrial sewing machines, computerized numerical controllers, electrical-discharge machines, laser processing machines, industrial robots, clutches, automotive electric and electronic components, car electronic and mechatronic devices, car multimedia equipment and others

Information and Communication Systems	Wireless communications equipment, cable communication systems, surveillance cameras, satellite communications equipment, artificial satellites, radar equipment, antennas, missile systems, fire-control systems, broadcasting equipment, data transmission devices, network security systems, information systems and systems integration equipment and others

Electronic Devices	Power modules, high-frequency devices, optical devices, LCD devices, microcomputers, system LSIs and others

Home Appliances	Color televisions, projection TVs, display monitors, video projectors, DVDs, room air conditioners, package air conditioners, heat pump water heating systems, refrigerators, electric fans, ventilators, solar power generation systems, hot water supply systems, fluorescent lamps, indoor lighting, compressors, chillers, humidifiers, dehumidifiers, air purifiers, showcases, cleaners, microwave ovens, IH cooking heaters and others

Other	Material procurement, logistics, real estate, advertising, finance and other services.

9. Principal Offices (As of March 31, 2009)

(1) Mitsubishi Electric Corporation

1. Head Office: Tokyo

2. Marketing Bases:

Branch Name	Location (Prefecture)	Branch Name	Location (Prefecture)
Hokkaido Branch Office	Hokkaido	Chubu Branch Office	Aichi
Tohoku Branch Office	Miyagi	Kansai Branch Office	Osaka
Kanetsu Branch Office	Saitama	Chugoku Branch Office	Hiroshima
Kanagawa Branch Office	Kanagawa	Shikoku Branch Office	Kagawa
Hokuriku Branch Office	Ishikawa	Kyushu Branch Office	Fukuoka

3. Research Laboratories

Laboratory Name	Location (Prefecture)	Laboratory Name	Location (Prefecture)
Information Technology R&D Center	Kanagawa	Manufacturing Engineering Center	Hyogo
Industrial Design Center	Kanagawa	Advanced Technology R&D Center	Hyogo
Living Environment Systems Laboratory	Kanagawa	Automotive Electronics Development Center	Hyogo

4. Manufacturing Facilities

Business Segment	Facility Name	Location (Prefecture)
Energy and Electric Systems	Inazawa Works	Aichi
	Itami Works	Hyogo
	Transmission & Distribution Systems Center	Hyogo
	Kobe Works	Hyogo
	Energy Systems Center Works	Hyogo
	Power Distribution Systems Center	Kagawa
	Nagasaki Works	Nagasaki

Industrial Automation Systems	Nagoya Works	Aichi
	Sanda Works	Hyogo
	Himeji Works	Hyogo
	Fukuyama Works	Hiroshima

Information and Communication Systems	Kamakura Works	Kanagawa
	Communication Systems Center	Hyogo
	Communication Networks Center	Hyogo

Electronic Devices	Build-up Printed Wiring Board Factory	Kanagawa
	High Frequency & Optical Device Works	Hyogo
	Power Device Works	Fukuoka
	LCD Division	Kumamoto

Home Appliances	Gunma Works	Gunma
	Shizuoka Works	Shizuoka
	Nakatsugawa Works	Gifu
	Kyoto Works	Kyoto
	Air-Conditioning & Refrigeration System Works	Wakayama

(2) Subsidiaries

Please refer to section 12. “Principal Subsidiaries.

10. Employees (As of March 31, 2009)

Business Segment	Number of employees	Year-on-Year Change
Energy and Electric Systems	31,822	+2,166
Industrial Automation Systems	20,242	(665)
Information and Communication Systems	15,700	(230)
Electronic Devices	3,022	288
Home Appliances	21,127	+159
Other	10,851	(387)
Common	4,167	(51)

Total	106,931	1,280

Note: Employees that cannot be classified as a member of any one of the aforementioned business segments are listed in the “common” category.

11. Principal Lenders (As of March 31, 2009)

	(Billions of yen	)
Name of Lender	Outstanding Borrowings
Meiji Yasuda Life Insurance Company	56.8
Nippon Life Insurance Company	31.7
Sumitomo Life Insurance Company	25.5
Bank of Tokyo-Mitsubishi UFJ, Ltd.	25.0

12. Principal Subsidiaries (As of March 31, 2008)

Subsidiary Name	Business Segment	Paid-in capital (millions)	Ownership	Principal Business Activities	Location
Mitsubishi Electric Building Techno-Service Co., Ltd.	Energy and Electric Systems	¥5,000	100.0%	Sales, installation, maintenance and repair of the Company’s elevators and escalators and other building facilities	Tokyo

SPC Electronics Corp.	Information and Communication Systems	¥4,000	52.9%	Manufacture and sale of microwave and milliwave equipment and equipment for ultrasonic applications	Tokyo

Mitsubishi Precision Co., Ltd.	Information and Communication Systems	¥3,170	66.1%	Manufacture and sale of simulators and precision electronic equipment	Tokyo

Mitsubishi Electric Life Service Corporation	Other	¥3,000	100.0%	Real estate trade, rental and agency services, operation and management of the Company’s welfare facilities	Tokyo

Mitsubishi Electric Life Network Corporation	Home Appliances	¥2,800	100.0%	Sale of electric home appliance products	Tokyo

The Kodensha Co., Ltd.	Other	¥1,520	50.5%	Electric construction contracting, sale of the Company’s products	Tokyo

Mitsubishi Electric Europe B.V.	—	100.59 euro	100.0%	Sale of the Company’s products	Holland

Mitsubishi Electric (Guangzhou) Compressor Co., Ltd.	Home Appliances	$88.22	100.0%	Manufacture and sale of compressors for air conditioners	China

Siam Compressor Industry Co., Ltd.	Home Appliances	1,603.8 Thai Bahts	98.0%	Manufacture and sale of compressors for air conditioners	Thailand

Notes:

1.	The table above provides brief details on the Company’s principal subsidiaries.
2.	Mitsubishi Electric Europe B.V. sells products across a number of the Company’s business segments.
3.	The Mitsubishi Electric Group comprises 147 consolidated subsidiaries and 42 affiliated companies accounted for by the equity method.

13. Status of Technology Cooperation and Transfer

Mitsubishi Electric has entered into technology transfer agreements with the following companies: MPEG LA (United States), Raytheon Company (United States) and 3G Licensing (United Kingdom).

II. Matters Related to Mitsubishi Electric Corporation

1. Matters Related to Shares (As of March 31, 2009)

(1) Authorized shares:	8,000,000,000 shares

(2) Shares issued and outstanding	2,147,201,551 shares

(3) Number of shareholders	136,606

(4) Outstanding share information by shareholder category

Category	Number of Shareholders	Number of Shares Held (Thousand shares)	Percentage Ownership
Government and municipal public organizations	2	12	0.0%
Financial institutions	207	1,080,470	50.3%
Traders of financial instruments	123	15,333	0.7%
Other corporations	1,647	145,053	6.8%
Foreign corporations	621	488,024	22.7%
Individual and others/other	134,006	418,307	19.5%
Total	136,606	2,147,201	100.0%

Note: The number of shares has been rounded down to the nearest whole thousand shares. Totals are calculated separately and then rounded down.

(5) Principal shareholders (Top 10)

Shareholder	Holdings of the Company’s Shares
	Number of Shares Held (Thousand Shares)	Percentage Ownership
The Master Trust Bank of Japan, Ltd. (Trust Account)	185,715	8.6%
Japan Trustee Services Bank, Ltd. (Trust Account)	131,927	6.1%
Japan Trustee Services Bank, Ltd. (Trust Account) 4G	110,693	5.2%
Meiji Yasuda Life Insurance Company	84,892	4.0%
Nippon Life Insurance Company	72,437	3.4%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	61,370	2.9%
State Street Bank and Trust Company	50,832	2.4%
Mitsubishi Electric Group Employees Shareholding Union	48,583	2.3%
The Dai-ichi Mutual Life Insurance Company	37,360	1.7%
Japan Trustee Services Bank, Ltd. (Trust Account) 4	34,989	1.6%

2. Matters Relating to Stock Options (As of March 31, 2009)

(1) Status of stock options at the end of the period

- Number of stock options	16
- Type and number of shares reserved to meet stock option obligations	16,000 shares of common stock

Note: There are no stock options held by directors and executive officers. Company employees hold 16 stock options.

3. Members of the Board of Directors

(1) Directors (As of March 31, 2009)

Titles, Responsibilities, Positions Held with Other Companies		Name
Chairman		Tamotsu Nomakuchi

Director	Representative Executive Officer; President & CEO	Setsuhiro Shimomura

Director	Member of the Compensation Committee; Representative Executive Officer; Executive Vice President	Yukihiro Sato

Director	Chairman of the Nomination Committee; Chairman of the Compensation Committee; Senior Vice President	Masanori Saito

Director	Member of the Nomination Committee; Senior Executive Officer	Mitsuo Muneyuki

Director	Chairman of the Audit Committee	Kazuo Sawamoto

Director	Member of the Audit Committee	Kunio Tomita

Outside Director	Member of the Nomination Committee; Member of the Audit Committee; Attorney-at-Law	Hiroyoshi Murayama

Outside Director	Member of the Nomination Committee; Member of the Compensation Committee; Judge, International Tribunal for the Law of the Sea	Shunji Yanai

Outside Director	Member of the Audit Committee; Member of the Compensation Committee; Certified Public Accountant	Osamu Shigeta

Outside Director	Member of the Compensation Committee	Mikio Sasaki

Outside Director	Member of the Nomination Committee; Member of the Audit Committee	Shigemitsu Miki

Notes:

1.	Directors Mitsuo Muneyuki and Kunio Tomita were newly elected to the Board of Directors at the Company’s 137th General Meeting of Shareholders convened on June 27, 2008
2.

Directors Akira Sugimoto and Fumitada Shimana stepped down from the Board of Directors on June 27, 2008, the date of the Company’s 137th General Meeting of Shareholders and expiration of their term of office.

3.	Kazuo Sawamoto, Chairman of the Audit Committee, and Osamu Shigeta, a member of the Audit Committee, are men of considerable knowledge and experience in the fields of finance and accounting. Mr. Sawamoto has many years of extensive experience in the Company’s Accounting and Finance Division and Mr. Shigeta is a certified public accountant.

4.	As of April 1, 2009, the following were directors of the Company.

Titles, Responsibilities, Positions Held with Other Companies		Name
Director	Chairman of the National Institute of Advanced Industrial Science and Technology (AIST)	Tamotsu Nomakuchi

Director	Representative Executive Officer; President & CEO	Setsuhiro Shimomura

Director	Member of the Compensation Committee	Yukihiro Sato

Director	Chairman of the Nomination Committee; Chairman of the Compensation Committee	Masanori Saito

Director	Member of the Nomination Committee; Representative Executive Officer; Senior Vice President	Mitsuo Muneyuki

Director	Chairman of the Audit Committee	Kazuo Sawamoto

Director	Member of the Audit Committee	Kunio Tomita

Outside Director	Member of the Nomination Committee; Member of the Audit Committee; Attorney-at-Law	Hiroyoshi Murayama

Outside Director	Member of the Nomination Committee; Member of the Compensation Committee; Judge, International Tribunal for the Law of the Sea	Shunji Yanai

Outside Director	Member of the Audit Committee; Member of the Compensation Committee; Certified Public Accountant	Osamu Shigeta

Outside Director	Member of the Compensation Committee	Mikio Sasaki

Outside Director	Member of the Nomination Committee; Member of the Audit Committee	Shigemitsu Miki

(2) Outside Directors (As of March 31, 2009)

1.	Principal concurrent posts

Name	Concurrent (Corporate) Posting(s)	Post(s)
Hiroyoshi Murayama	Japan Tobacco Inc.	External Auditor
	Ukai Co., Ltd.	External Auditor

Shunji Yanai	—	—

Osamu Shigeta	Toin Corporation	External Auditor
Mikio Sasaki	Mitsubishi Corporation	Chairman
	Mitsubishi Motors Corporation	Outside Director
	Mitsubishi Heavy Industries	Outside Director

Shigemitsu Miki	The Bank of Tokyo-Mitsubishi UFJ, Ltd.	Senior Advisor
	Millea Holdings, Inc.	External Auditor
	Mitsubishi Motors Corporation	External Auditor
	Nippon Steel Corporation	External Auditor

Note: Mitsubishi Electric engages in business transactions with Mitsubishi Corporation and conducts banking transactions with the Bank of Tokyo-Mitsubishi UFJ, Ltd.

2.	Principal activities

Name	Principal Activities
Hiroyoshi Maruyama	89% attendance at Board of Directors’ meetings and 100% attendance at Audit Committee meetings. Primarily provides constructive comments related to the management of the Company from the standpoint of an attorney-at-law.

Shunji Yanai	89% attendance at Board of Directors’ meetings. Primarily provides constructive comments related to the management of the Company from the standpoint of a specialist in international affairs.

Osamu Shigeta	89% attendance at Board of Directors and 100% attendance at Audit Committee meetings. Primarily provides constructive comments relating to the management of the Company from the standpoint of a Certified Public Accountant.

Mikio Sasaki	78% attendance at Board of Directors’ meetings. Primarily provides constructive comments relating to the management of the Company from the standpoint of a general trading company specialist.

Shigemitsu Miki	67% attendance at Board of Directors’ meetings and 100% attendance at Audit Committee meetings. Primarily provides constructive comments related to the management of the Company from the standpoint of a banking specialist.

3.	Overview of the limited liability agreements

Mitsubishi Electric has executed limited liability agreements with all outside directors in accordance with article 423.1 of the Corporation Law. Based on these agreements, the amount of limited liability has been set at ¥10 million or the minimum amount of liability stipulated under the law, whichever is the greater.

(3) Executive Officers (As of March 31, 2009)

Title, Responsibilities, Positions Held with Other Companies		Name
Representative Executive Officer President & CEO		Setsuhiro Shimomura

Representative Executive Officer Executive Vice President	In charge of Accounting and Finance	Yukihiro Sato

Representative Executive Officer Executive Vice President	In charge of Export Control and Information Systems & Network Service	Takahiko Kondo

Senior Vice President	In charge of General Affairs; Human Resources; Public Relations; Advertising	Masanori Saito

Senior Executive Officer	In charge of Strategy	Mitsuo Muneyuki

Senior Executive Officer	In charge of Operations of Associated Companies; Purchasing	Yasuji Nagayama

Senior Executive Officer	In charge of Electronic Systems	Noboru Kurihara

Senior Executive Officer	In charge of Living Environment & Digital Media Equipment	Kazuyuki Nakamura

Senior Executive Officer	In charge of Auditing, Government & External Relations, Legal, Export Control and Intellectual Property	Ryo Tokunaga

Senior Executive Officer	In charge of the Corporate Research & Development	Kazuo Kyuma

Senior Executive Officer	In charge of Building Systems	Makoto Kondo

Senior Executive Officer	In charge of Semiconductor & Device	Kenichiro Yamanishi

Executive Officer	In charge of Global Strategic Marketing & Operations	Takashi Sasakawa

Executive Officer	In charge of Domestic Marketing	Ken Matsumaru

Executive Officer	In charge of Factory Automation Systems	Hideyasu Nonaka

Executive Officer	In charge of Communication Systems	Motoyuki Nakamura

Executive Officer	In charge of Automotive Equipment	Eiji Nakayama

Executive Officer	In charge of Public Utility Systems	Susumu Shikata

Executive Officer	In charge of Total Productivity Management & Environmental Programs	Toshiaki Yoshizumi

Executive Officer	In charge of Energy & Industrial Systems	Masaki Sakuyama

Notes:

1.	Senior Executive Officer Akira Sugiyama passed away on July 22, 2008.
2.	Representative Executive Officers and Executive Vice Presidents Yukihiro Sato and Takahiko Kondo, Senior Vice President Masanori Saito and Senior Executive Officer Yasuji Nagayama retired upon expiration of their terms of office on March 31, 2009.
3.	Executive Officers as of April 1, 2009 were as follows:

Positions and Responsibilities		Name
Representative Executive Officer President & CEO		Setsuhiro Shimomura

Representative Executive Officer Senior Vice President	In charge of Strategy and Operations of Associated Companies	Mitsuo Muneyuki

Representative Executive Officer Senior Vice President	In charge of Export Control and Living Environment & Digital Media Equipment	Kazuyuki Nakamura

Senior Executive Officer	In charge of Electronic Systems	Noboru Kurihara

Senior Executive Officer	In charge of Auditing, Government & External Relations, Legal Affairs, Export Control, Intellectual Property External Relations, and Intellectual Property	Ryo Tokunaga

Senior Executive Officer	In charge of Research & Development	Kazuo Kyuma

Senior Executive Officer	In charge of Building Systems	Makoto Kondo

Senior Executive Officer	In charge of Semiconductors & Devices	Kenichiro Yamanishi

Executive Officer	In charge of Global Strategic Marketing & Operations	Takashi Sasakawa

Executive Officer	In charge of Advertising and Domestic Marketing	Ken Matsumaru

Executive Officer	In charge of Factory Automation Systems	Hideyasu Nonaka

Executive Officer	In charge of Communication Systems	Motoyuki Nakamura

Executive Officer	In charge of Automotive Equipment	Eiji Nakayama

Executive Officer	In charge of Public Utility Systems	Susumu Shikata

Executive Officer	In charge of Total Productivity Management & Environmental Programs	Toshiaki Yoshizumi

Executive Officer	In charge of Energy & Industrial Systems	Masaki Sakuyama

Executive Officer	In charge of Information Systems & Network Service	Kenji Kuroda

Executive Officer	In charge of Accounting and Finance	Hiroki Yoshimatsu

Executive Officer	In charge of Administration, Human Resources and Public Relations	Noritomo Hashimoto

(4) Directors’ and Executive Officers’ Compensation

(Millions of yen)

	Number Receiving Payment	Compensation Amount
Directors	4	193
Outside Directors	5	56
Executive Officers	21	1,592

Notes:

1.	The number of directors receiving payment does not include the five outside directors or the four directors who hold concurrent posts as executive officers.
2.	An amount of ¥414 million paid in compensation in fiscal 2009 to the 21 executive officers holding office during the 137th Period is not included in the above shown amount.

(5) The Policy for Determining Compensation for Directors and Executive Officers

1. Compensation for directors:

Compensation paid to directors will be a fixed sum and set at a suitable level after taking into consideration the director’s duties and the Company’s performance. A retirement bonus will be paid upon retirement, to be computed on the basis of the director’s monthly salary and years of service.

2. Compensation for executive officers

Consistent with an incentive system that focuses on improving the Company’s performance, the compensation paid to executive officers will combine a fixed sum with an amount payable based on performance. The fixed sum portion shall be set at a suitable level after taking into consideration the executive officer’s duties and the Company’s performance. Both the Company’s consolidated performance and the individual performance of each executive officer in their area of responsibility are considered in computing performance-based compensation. Retirement bonuses are also paid, based on monthly compensation and years of service. In addition, to provide further incentives for improving the Company’s performance and to raise morale, stock options may be granted.

4. Status of the Independent Auditor

(1)	Name of the Independent Auditor

KPMG AZSA & Co.

(2)	Compensation Paid to the Independent Auditor in the Fiscal Year under Review

(Millions of yen)

Payment
(1) Compensation and other payments to be paid to the Independent Auditor by Mitsubishi Electric	254
(2) Monetary and other financial asset gains to be paid by Mitsubishi Electric and its subsidiaries	434

Notes:

1.	In its auditing agreements with independent auditors, the Company makes no distinction between compensation for audits as defined by the Corporation Law and for audits as defined under the Financial Instruments and Exchange Law, as it is materially impossible to make such a distinction. The total of compensation for such audits is included in (1) in the above table.
2.	Aside from audit work defined in Article 2.1 of the Certified Public Accountant Law, Mitsubishi Electric has paid the Independent Auditor a fee for advisory work related to assessment of the Company’s internal control system for financial reporting.
3.	Four of the Company’s principal subsidiaries have been audited by audit corporations (or accounting firms) other than the Independent Auditor used by Mitsubishi Electric. Accounting firms affiliated with the Independent Auditor used by Mitsubishi Electric audited two of them.

(3)	Policy on Dismissal or Non-Reappointment of the Independent Auditor

1.	An independent auditor may be dismissed in the event that it:

a.	Violates or neglects the responsibilities of its work;

b.	Acts in a manner that is inappropriate for an independent auditor; or,

c.	Is involved in any sort of incident or activity that is deemed to fall within the scope of (a) and (b) above.

2.	In order to improve the quality of audits, the Company may choose, as necessary, not to reappoint an independent auditor.

5.	Summary of the Resolution of the Board of Directors Regarding Establishment of a Structure for Ensuring that the Audit Committee and Executive Officers Perform Their Duties in Accordance with Laws, and for Ensuring the Appropriateness of Other Company Operations

(1)	Measures stipulated by the Ministry of Justice as necessary for the Audit Committee to perform its duties

A.	Appoint directors to assist the Audit Committee

B.	Assign employees whose job is exclusively to assist the Audit Committee

C.	Do not appoint directors who assist the Audit Committee to concurrent positions as executive officers

D.	The General Manager of the Corporate Human Resources Division will consult with Audit Committee members regarding the performance and transfer of personnel whose duty is exclusively to assist the Audit Committee.

E.	Establish a structure and system to ensure that executive officers and employees report to the Audit Committee

F.	Establish the following structures and systems in relation to other audits by the Audit Committee

1.	Implement surveys of the Company and its subsidiaries

2.	Hold regular reporting meetings between independent auditors and internal auditors for deliberations regarding audit policies, methods, implementation status and results

(2)	Establishing system stipulated as necessary by the Ministry of Justice for ensuring that executive officers perform their duties in accordance with laws and company Articles of Incorporation, and for ensuring that other corporate activities are appropriate

A.	Establish internal regulations related to the storage and maintenance of information regarding executive officers’ performance of their duties.

B.	Executive officers shall take responsibility for constructing risk management systems related to possible losses within the areas over which they are appointed. Important matters shall be deliberated at executive officer meetings.

C.	Executive officers shall take responsibility for ensuring management efficiency within the areas over which they are appointed. Internal auditors shall monitor the status of operations.

D.	Establish the following systems to ensure that employees execute their work in accordance with laws and company Articles of Incorporation. Internal auditors shall monitor the status of such systems.

1.	Set internal regulations and action guidelines regarding ethics and compliance

2.	Implement an internal notification system

E.	Executive officers shall manage the subsidiaries within the areas over which they are appointed. In addition, the following structures shall be set up in order to ensure the appropriateness of activities within the Mitsubishi Electric Group.

1.	Establish action guidelines shared throughout the Mitsubishi Electric Group with regard to corporate ethics and compliance

2.	Create a specialized organization for integrated management of Mitsubishi Electric Group companies

3.	Conduct regular audits of subsidiaries by internal auditors

6. Basic Policy Regarding Control over the Company

At present, Mitsubishi Electric has not formulated basic policies or anti-takeover measures.

The Company aims to further enhance corporate value by improving upon its business results. Through proactive IR activities, Mitsubishi Electric endeavors to convey timely information to investors regarding the Company’s management policies, strategies and business results.

However, in light of recent large-volume share purchasing trends, Mitsubishi Electric believes it is necessary to take appropriate steps in response to actions that are not in the mutual interest of the Company and its shareholders. Looking forward, the Company will maintain a careful watch over social trends and examine avenues of action.

7. Policy on the Determination of Dividends from Surplus

(1)	Medium- to long-term policy

Mitsubishi Electric shall remain focused on enhancing corporate value. The Company aims to maintain a balance between distributing profits that reflect earnings conditions for each respective fiscal year and strengthening its financial condition by improving internal reserves. From this perspective, Mitsubishi Electric’s fundamental policy is to improve overall shareholder returns.

(2)	Dividends for the fiscal year ended March 31, 2009

In the fiscal year ended March 31, 2009, because earnings sharply deteriorated in the second half and it became necessary to strengthen its financial position, Mitsubishi Electric decided not to pay a fiscal year-end dividend. Accordingly, the annual dividend for the fiscal year ended March 31, 2009, including the interim dividend (effective December 2, 2008) of ¥6 per share, amounted to ¥6 per share.

CONSOLIDATED BALANCE SHEET

(As of March 31, 2009)

(Millions of yen)

Assets
Current assets:	1,939,916
Cash and cash equivalents	358,616
Short-term investments	13,276
Trade receivables	766,983
Inventories	531,603
Other current assets	269,438
Long-term receivables	9,502

Investments	460,369

Net property, plant and equipment	554,424
Other assets	369,912

Total	3,334,123

Liabilities
Current liabilities:	1,413,015
Bank loans and current portion of long-term debt	310,887
Trade payables	612,129
Other current liabilities	489,999
Long-term debt	366,977
Retirement and severance benefits	595,478
Other fixed liabilities	56,713

Total liabilities	2,432,183

Minority interests	52,464
Shareholders’ Equity
Common stock	175,820
Capital surplus	210,881
Retained earnings	748,485
Accumulated other comprehensive loss	(285,066)
Treasury stock	(644)

Total shareholders’ equity	849,476

Total	3,334,123

CONSOLIDATED STATEMENT OF INCOME

(April 1, 2008 to March 31, 2009)

(Millions of yen)

Net sales	3,665,119
Cost of sales	2,710,976
Selling, general and administrative expenses	783,673
Impairment loss on property, plant and equipment	30,742

Operating income	139,728
Other income:
Interest and dividends	12,948
Other	21,015

33,963
Other expenses:
Interest	11,013
Other	54,750

65,763
Income before income taxes	107,928
Income taxes—current	7,909
Income taxes—deferred	20,137

Equity in earnings of affiliated companies	(67,715)

Net income	12,167

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(April 1, 2008 to March 31, 2009)

(Millions of yen)

	Common stock	Capital surplus	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Total
Balance as of March 31, 2008	175,820	210,890	764,222	(118,987)	(507)	1,031,438

Comprehensive income
Net income	—	—	12,167	—	—	12,167
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	—	—	—	(52,388)	—	(52,388)
Pension liability adjustments	—	—	—	(85,127)	—	(85,127)
Unrealized losses on securities	—	—	—	(28,610)	—	(28,610)
Unrealized income on derivative instruments	—	—	—	46	—	46

Net comprehensive income	—	—	12,167	(166,079)	—	(153,912)

Cash dividends	—	—	(27,904)	—	—	(27,904)

Purchase of treasury stock	—	—	—	—	(205)	(205)
Reissuance of treasury stock	—	(9)	—	—	68	59

Balance as of March 31, 2009	175,820	210,881	748,485	(285,066)	(644)	849,476

Notes to Consolidated Financial Statements:

1.	Significant Accounting Policies

(1)	Presentation of Consolidated Financial Statements

Mitsubishi Electric’s consolidated financial statements are presented in a manner that conforms to accounting principles generally accepted in the United States of America as defined in Article 120.1 of the “Company Accounting Regulations.” However, based on the same article, certain items and notes that are required under the aforementioned generally accepted accounting principles have been omitted.

Impairment loss on property, plant and equipment has been displayed in other expenses. From the fiscal year under review, however, this item is included in operating income. This is to adjust the statement of operating income to more accurately reflect the Company’s assessment of performance by segment.

Along with this change, operating income decreased ¥30,742 million. Income before income taxes and net income are not impacted.

(2)	Valuation of Inventories

Raw materials and finished goods are stated at the lower of cost or market, with cost being determined by the average-cost method. Work in process is stated at the lower of cost or market, with cost being determined by the specific-cost method for contract items and the average-cost method for regular production items.

(3)	Valuation of Short-Term Investments and Investment Securities

Mitsubishi Electric applies Statement of Financial Accounting Standards (SFAS) No. 115, “Accounting for Certain Investments in Debt and Equity Securities” prepared by the U.S. Financial Accounting Standards Board.

Available-for-sale securities are stated at market value based on prices prevailing at the closing date (unrealized gains and losses are included in shareholders’ equity, with the disposal price computed using the moving-average method).

(4)	Depreciation

Depreciation on property, plant and equipment is computed generally by the declining-balance method.

(5)	Reserves

The allowance for doubtful receivables is provided in preparation for possible losses on accounts receivable and loans. The allowance for doubtful accounts is computed based on credit loss history, the possibility of collecting specific doubtful receivables deemed at risk of default, and estimates of uncollectible amounts.

Retirement and severance benefits are computed based on retirement and severance benefit obligations and the fair value of pension assets at the end of the fiscal year in order to provide for retirement benefits to employees based on the recognition and disclosure provisions of SFAS No. 87 “Employers’ Accounting for Pensions” as well as No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of SFAS No. 87, 88, 106 and 132 (as revised).”

Prior service benefits are computed using the straight-line depreciation method based on the average number of remaining years of employment for employees.

A portion of the net loss on actuarial differences exceeding 10% of the larger of projected benefit obligations or the fair value of pension assets is amortized using the straight-line method based on the average number of remaining years of employment for employees at the time when the net loss occurred.

(6)	Figures given in the financial statements do not include consumption tax.

2.	Allowance for doubtful receivables: ¥15,035 million

3.	Accumulated depreciation on property, plant and equipment: ¥1,600,569 million

The figure for accumulated depreciation of property, plant and equipment includes accumulated impairment losses.

4.	Accumulated other comprehensive income (loss) includes foreign currency translation adjustments, unrealized gains (losses) on securities, pension liability adjustments, and unrealized gains (losses) on derivatives.

5.	Assets used as collateral: ¥827 million

6.	Contingent liabilities

(1)	Guarantee liabilities: ¥21,660 million

(2)	Other: The Mitsubishi Electric Group is currently negotiating a settlement with some product purchasers with regard to possible violations of U.S. antitrust laws in connection with the Group’s activities in the U.S. DRAM and SRAM markets.

The European Commission delivered a ruling regarding Mitsubishi Electric’s suspected violation of the EU Competition Law in connection with sales of gas insulated switches (GISs) in Europe. Because points of the ruling are at odds with the Company’s findings, Mitsubishi Electric has appealed to the European Court of First Instance. In connection with the sale of DRAMs and transformers in Europe, Mitsubishi Electric is responding to queries relating to the EU Competition Law from the European Commission.

Taking the aforementioned into consideration, the Company has recorded an amount totaling ¥36,273 million as a reserve for competition and other law-related expenses covering the estimated amount of potential future losses in connection with the specified DRAM and GIS cases outstanding. The impact on the Company’s consolidated financial position and operating results of all other legal proceedings is at this point unclear.

7.	Shareholders’ equity per share: ¥395.77

Basic net income per share: ¥5.67

[Reference]

CONSOLIDATED STATEMENT OF CASH FLOWS

(April 1, 2008 to March 31, 2009)

(Millions of yen)

I. Cash Flows from Operating Activities
1. Net income		12,167
2. Adjustments to reconcile net income to net cash provided by operating activities
(1) Depreciation of tangible fixed assets and other	176,722
(2) Decrease in deferred income taxes	20,137
(3) Increase in trade receivables	108,729
(4) Increase in inventories	(37,726)
(5) Increase in other assets	(8,800)
(6) Increase in trade payables	(133,954)
(7) Decrease in other liabilities	(82,272)
(8) Other, net	126,136	168,972

Net cash provided by operating activities		181,139

II. Cash Flows from Investing Activities
1. Capital expenditure		(141,434)
2. Proceeds from sale of property, plant and equipment		4,340
3. Purchase of short-term investments and investment securities		(86,749)
4. Proceeds from sale of short-term investments and investment securities		13,693
5. Other, net		(4,789)

Net cash used in investing activities		(214,939)

III. Cash Flows from Financing Activities
1. Proceeds from long-term debt		102,940
2. Repayment of long-term debt		(112,021)
3. Decrease in bank loans, net		122,024
4. Dividends paid		(27,904)
5. Purchase of treasury stock		(205)
6. Reissuance of treasury stock		59

Net cash used in financing activities		84,893

IV. Effect of Exchange Rate Changes on Cash and Cash Equivalents		(26,788)

V. Net Decrease in Cash and Cash Equivalents		24,305
VI. Cash and Cash Equivalents at the Beginning of the Period		334,311

VII. Cash and Cash Equivalents at the End of the Period		358,616

Independent Public Accountant’s Report

April 27, 2009

Mitsubishi Electric Corporation

Setsuhiro Shimomura, President and CEO

KPMG AZSA & Co.

Designated and Engagement Partner

Designated and Engagement Partner

Designated and Engagement Partner

In accordance with the provisions set forth in Article 444, Paragraph 4 of the Corporation Law, we have examined the consolidated financial statements, including the consolidated balance sheet as of March 31, 2009, and the consolidated statement of income, consolidated statement of shareholders’ equity and notes to consolidated financial statements, of Mitsubishi Electric Corporation for the year ended March 31, 2009. The preparation of these financial statements is the responsibility of the Company’s management. Our responsibility is to independently express an opinion on these financial statements based on our audit.

Our examination was made in accordance with generally accepted auditing standards and included such auditing procedures as are normally required in Japan. Those standards, procedures and practices require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

As a result of our audit, it is our opinion that the consolidated financial statements present fairly, in a manner that conforms to accounting principles generally accepted in the United States of America (Please refer to Note 1. (1) “Presentation of Consolidated Financial Statements” in the Notes to Consolidated Financial Statements) as defined in Article 120.1 of the “Company Accounting Regulations,” the financial position and operating results of Mitsubishi Electric Corporation and its consolidated subsidiaries.

As stated in the notes to consolidated financial statements 1. (1), impairment loss on property, plant and equipment is included in the calculation of operating income from the fiscal year under review. Previously, it was recorded under other expenses.

There are no vested interests or relationships of a special nature between the Company and KPMG AZSA & Co. or the engagement partners stipulated for disclosure under the Certified Public Accountants Law.

Corporate Auditor’s Report on Consolidated Financial Statements

The Corporate Audit Committee has audited the consolidated balance sheets, the consolidated statements of income, the consolidated statements of shareholders’ equity and the notes to consolidated financial statements (hereinafter (“financial statements”) for the 138th fiscal period (April 1, 2008 to March 31, 2009). A report covering the methodology and findings of the audit follows.

1.	The Company’s Corporate Audit Committee received reports from Executive Officers and others in accordance with policies and duties established by the Corporate Audit Committee concerning the consolidated financial statements and other documentation. Where necessary, the Committee sought clarification on these matters. In addition to monitoring and examining the activities of the independent auditor to ensure that it maintains its independent stance and that it conducts its auditing duties properly, the Corporate Audit Committee received reports from the independent auditor regarding the status of its activities and sought clarification where necessary. Furthermore, the independent auditor notified the Committee that it was adhering to “Quality Management Standards Regarding Audits” (Business Accounting Council of the Financial Services Agency, October 28, 2005) in improving its system “to ensure that its duties are properly executed,” as stipulated in Article 131 of the “Company Accounting Regulations.” The Committee sought clarification where necessary.

Based upon the above methods, the Corporate Audit Committee carefully examined the consolidated financial statements for the fiscal year ended March 31, 2009.

2.	Audit Results

(1)	The procedures and report of the audit by the independent auditor, KPMG AZSA & Co., are considered adequate.

(2)	As stipulated in Article 131 of the “Company Accounting Regulations,” the Committee finds that the independent auditor’s “system to ensure that its duties are properly executed” is adequate.

April 28, 2009

The Corporate Audit Committee
Mitsubishi Electric Corporation

Kazuo Sawamoto, Committee Member
Kunio Tomita, Committee Member
Hiroyoshi Murayama, Committee Member
Osamu Shigeta, Committee Member
Shigemitsu Miki, Committee Member

Note: Hiroyoshi Murayama, Osamu Shigeta and Shigemitsu Miki are External Auditors as prescribed under Article 2.15 and Article 400.3 of the Corporation Law.

NON-CONSOLIDATED BALANCE SHEET

(As of March 31, 2009)

(Millions of yen)

ASSETS
Current assets :		1,214,433
Cash and deposits		166,322
Notes receivable		1,101
Accounts receivable		531,293
Finished goods		55,380
Raw materials		32,137
Work in process		173,211
Advance payments		23,450
Deferred tax assets		59,288
Other		172,581
Allowance for doubtful receivables		(334)

Long-lived assets :		933,461
Net property, plant and equipment		285,673
Buildings		117,921
Structures		7,751
Machinery and equipment		69,539
Cars and vehicles		370
Tools and implements		33,408
Land		37,759
Lease assets		1,690
Construction in progress		17,232

Intangible long -lived assets:		15,218

Software		14,033
Other		1,184
Investments and other assets:		632,570
Investment securities		119,355
Investment in affiliates		303,965
Long-term loans receivable		29,698
Long-term prepaid expenses		2,081
Deferred tax assets		124,406
Other		63,612
Allowance for doubtful receivables		(10,551)

Total Assets		2,147,895

LIABILITIES
Current liabilities		1,030,858
Accounts payable		349,797
Short-term loans payable		116,924
Commercial paper		140,000
Bonds due in one year		75,000
Lease obligations		649
Accounts payable—other		116,147
Accrued expenses		80,148
Advances received		73,717
Product warranty reserve		36,524
Provision for construction order losses		29,863
Other		12,085

Non-current liabilities		581,143
Bonds		75,000
Long-term loans payable		322,590
Lease obligations		1,493
Retirement and severance benefits		133,704
Provision for overseas investment loss allowance		10,748
Reserve for retirement benefits for directors		1,000
Provision for expenses related to competition laws		36,273
Other		332

Total Liabilities		1,612,002

NET ASSETS
Shareholders’ equity:		529,938
Common stock		175,820
Capital surplus		181,140
Capital reserve		181,140
Retained earnings		173,621
Legal reserve		43,955
Other retained earnings		129,666
Reserve for special depreciation		86
Reserve for advanced depreciation		4,079
General reserve		80,000
Unappropriated retained earnings		45,500
Treasury stock	Δ	644
Effect of valuation and translations		5,954
Unrealized gain on securities		5,946
Loss on deferred hedges		8

Total Net Assets		535,892

Total Liabilities and Net Assets		2,147,895

NON-CONSOLIDATED STATEMENT OF INCOME

(April 1, 2008 to March 31, 2009)

(Millions of yen)

Net sales		2,264,948
Cost of sales		1,860,257

Gross profit		404,691
Selling, general and administrative expenses		376,818

Operating income		27,872
Other income
Interest and dividends	50,522
Other	14,497	65,019

Other expenses
Interest	8,169
Other	42,803	50,972

Ordinary profit		41,919
Extraordinary losses
Losses on investments in affiliated companies	57,141
Impairment losses	24,815	81,957

Loss before income taxes		40,037
Income taxes—current		(9,468)
Income taxes—deferred		5,994

Net loss		36,563

STATEMENT OF CHANGES TO SHAREHOLDERS’ EQUITY

(April 1, 2008 to March 31, 2009)

(Millions of yen)

	Shareholders’ equity										Effects of valuations and translations
	Common stock	Capital surplus	Retained earnings						Treasury stock	Total shareholders’ equity	Unrealized gain on securities	Loss on deferred hedges
				Other retained earnings
		Capital reserve	Legal reserve	Reserve for special depreciation	Reserve for software program development	Reserve for advanced depreciation	General reserve	Unappropriated retained earnings
Balance as of March 31, 2008	175,820	181,140	43,955	23	16	4,107	50,000	139,994	(507)	594,551	34,678	(18)
Net change during fiscal 2009
Reserve for special depreciation				66 (3)				(66 3)		—
Reversal of reserve for software program development					(16)			16		—
Reserve for advanced depreciation						(28)		28		—
General reserve							30,000	(30,000)		—
Cash dividends								(27,904)		(27,904)
Net loss								(36,563)		(36,563)
Purchase of treasury stock									(204)	(204)
Reissuance of treasury stock								(9)	67	58
Net change in items other than shareholders’ equity											(28,732)	26
Total net change during fiscal 2008	—	—	—	62	(16)	(28)	30,000	(94,493)	(137)	(64,613)	(28,732)	26
Balance as of March 31, 2009	175,820	181,140	43,955	86	—	4,079	80,000	45,500	(644)	529,938	5,946	8

Notes to Non-Consolidated Financial Statements:

1.	Valuation of Inventories

Raw materials and finished goods are stated at market with cost being determined by the average-cost method. Work in process is stated at market with cost being determined by the specific-cost method for contract items and the average-cost method for others. Figures presented in the balance sheets were calculated by writing-down the book value in accordance with the decreased profitability.

(Changes in Accounting Policies)

From the fiscal year under review, Mitsubishi Electric applies the “Accounting Standard for Inventory Valuation” (Corporate Accounting Standard No. 9 of July 5, 2006) to the calculation of its financial statements. Accordingly, operating income and ordinary income of the fiscal year under review both decreased ¥8,170 million, while loss before income taxes increased ¥8,170 million.

2.	Valuation of Short-Term Investment and Investment Securities

(1)	Investment in subsidiaries and affiliates: Cost basis using the moving-average method

(2)	Other securities:

Quoted securities: Market value at the fiscal year-end. Unrealized gains are included in net assets, and the disposal price is computed using the moving-average method.

(Changes in Accounting Policies)

From the fiscal year under review, Mitsubishi Electric reports the entire amount of unrealized gains (losses), formerly included in part in net assets, as a component of net assets. This reflects the Company’s decision to apply an accounting method equivalent to an international standard, given the progress of accounting standard convergence. As a result, ordinary income increased ¥14,068 million while loss before income taxes decreased ¥14,068 million compared with the conventional calculation method.

Unquoted securities: Cost basis using the moving-average method

3.	Depreciation on property, plant and equipment is computed using the declining-balance method. However, depreciation of buildings (excluding attached facilities) acquired since April 1, 1998 is computed using the straight-line method.

(Change in estimate)

Reflecting the tax system revision, the Company shortened the expected lives of machinery and equipment from the fiscal year under review. As a result, depreciation increased ¥5,191 million compared with the conventional calculation method.

4.	Basis for calculating reserves

(1)	Allowance for doubtful receivables: To provide for losses stemming from uncollectible notes and accounts receivable, the Company appropriates an estimated unrecoverable amount based upon credit loss history for general receivables plus an assessment of the possibility of collecting specific doubtful receivables deemed at risk of default.

(2)	Product warranty reserve: To provide for potential expenses related to the servicing of products, the Company allots an estimated amount based upon past performance.

(3)	Provision for construction order losses: To provide for losses stemming from the estimated amount of unfinished construction business during the fiscal year under review, the Company has appropriated the aforementioned estimated amount.

(4)	Retirement and severance benefits: To provide for employees’ retirement benefits, the Company appropriates an amount calculated based upon the estimated benefit obligations and value of pension plan assets as of the end of the fiscal year.

(5)	Provision for overseas investment loss allowance: To provide for losses related to overseas investments, the Company appropriates the amount of estimated losses based upon its prescribed guidelines following consideration of political, economic and social conditions in countries in which it has investments, as well as the financial conditions of the entities in which it has investments.

(6)	Reserve for retirement benefits for directors: To provide for the payment of retirement benefits to directors and executive officers, the Company allots the estimated amount at fiscal year-end calculated based upon internal regulations.

(7)	Reserve for expenses related to competition laws: The Company has allotted a reserve to cover estimated contingent losses related to competition laws.

5.	Figures presented in the financial statements do not include consumption tax.

6.	The Company uses a consolidated taxation system.

7.	Accumulated depreciation of property, plant and equipment: ¥1,156,777 million

The figure for accumulated depreciation of property, plant and equipment includes accumulated impairment losses.

8.	Contingent liabilities

(1)	Guarantee liabilities: ¥17,307 million

Employees (home financing loans): ¥11,827 million; MCC Corporation: ¥1,470 million; other: four cases totaling ¥4,009 million

(2)	Other

The Mitsubishi Electric Group is currently negotiating a settlement with some product purchasers with regard to possible violations of U.S. antitrust laws in connection with the Group’s activities in the U.S. DRAM and SRAM markets.

The European Commission delivered a ruling regarding Mitsubishi Electric’s suspected violation of the EU Competition Law in connection with sales of gas insulated switches (GISs) in Europe. Because points of the ruling are at odds with the Company’s findings, Mitsubishi Electric has appealed to the European Court of First Instance. In connection with the sale of DRAMs and transformers in Europe, Mitsubishi Electric is responding to queries relating to the EU Competition Law from the European Commission.

Taking the aforementioned into consideration, the Company has recorded an amount totaling ¥36,273 million as a reserve for competition and other law-related expenses covering the estimated amount of potential future losses in connection with the specified DRAM and GIS cases outstanding. The impact on the Company’s consolidated financial position and operating results of all other legal proceedings is at this point unclear.

9.	Monetary receivables from affiliates:

Short-term—¥321,313 million

Long-term—¥40,302 million

10.	Monetary payables to affiliates:

Short-term—¥316,797 million

Long-term—¥63,366 million

11.	Net sales to affiliates: ¥1,072,896 million

Purchases from affiliates: ¥918,811 million

Total turnover with affiliates, excluding business transactions: ¥41,909 million

12.	Shares issued and outstanding at the fiscal year-end (ordinary stock): 2,147,201,551 shares

13.	Treasury stock at the fiscal year-end (ordinary stock): 797,914 shares

14.	Dividends

Dividends payable

Resolution	Total cash dividends	Dividends per share	Record date	Effective date
April 30, 2008 resolution of the Board of Directors	¥15,025 million	¥7.00	March 31, 2008	June 3, 2008
October 30, 2008 resolution of the Board of Directors	¥12,878 million	¥6.00	September 30, 2008	December 2, 2008

15.	Major factors contributing to the instance of deferred tax assets and liabilities

(A)	Deferred tax assets:

Retirement and severance benefits: ¥225,534 million

(B)	Deferred tax liabilities:

Gain on contribution of securities to retirement benefit trust: ¥(41,839 million)

Net deferred tax assets: ¥183,695 million

16.	Transactions with related parties

Category	Company name	Direct share of voting rights	Relationship	Details of transactions	Amount (¥ Millions)	Item	Period-end balance (¥ Millions)
Subsidiary	Mitsubishi Electric Europe B.V.	100%	The subsidiary sells Mitsubishi Electric products	Sales of Mitsubishi Electric products*	175,883	Accounts receivable	61,158
Subsidiary	Mitsubishi Electric Living Environment Systems Corporation	73%	The subsidiary sells Mitsubishi Electric’s home electric systems and equipment	Sales of Mitsubishi Electric products*	155,854	Accounts receivable	30,955

Note: Mitsubishi Electric determines wholesale prices and other conditions of product transactions with subsidiaries after due consideration of market conditions, a practice common to other distributors and sales companies.

(Additional information)

From the fiscal year under review, Mitsubishi Electric adopts the “Accounting Standard for the Related Party Disclosures” (Corporate Accounting Standard No. 11 of October 17, 2006) as well as the “Guidance on Accounting Standard for Related Party Disclosures” (ASBJ Guidance No. 13 of October 17, 2006). This does not change the Company’s scope of disclosure of related parties.

17.	Net assets per share: ¥249.67

Net income per share: ¥17.03

18.	Loss on investment in affiliates of ¥57,141 million is a valuation loss on investments in domestic affiliates.

19.	Impairment losses of ¥24,815 million are projected from impairment losses of property, plant and equipment.

20.	From the fiscal year under review, Mitsubishi Electric adopted the “Accounting Standards for Lease Transactions (Corporate Accounting Standard No. 13 of June 17, 1993 (First Subsection of the Corporate Accounting Council), revised on March 30, 2007)” and the “Guidance on Accounting Standards for Lease Transactions” (ASBJ Guideline No. 16 of January 18, 1994 (Accounting System Committee of the Japanese Institute of Certified Public Accountants), revised on 30 March 2007). Based on this, accounting procedures for non-transfer-ownership finance leases were changed from operating lease transactions to ordinary sales transactions. Non-transfer-ownership finance leases commenced before the fiscal year in which the aforementioned accounting standards were adopted shall continue to apply accounting procedures based on operating lease transactions. The impact of this change on operating income, ordinary income and income before income taxes etc., for the fiscal year under review are insignificant.

Independent Public Accountant’s Report

April 27, 2009

Mitsubishi Electric Corporation

Setsuhiro Shimomura, President and CEO

KPMG AZSA & Co.

Designated and Engagement Partner

Designated and Engagement Partner

Designated and Engagement Partner

In accordance with the provisions set forth in Article 436, Paragraph 2.1 of the Corporation Law, we have examined the financial statements, including the balance sheets as of March 31, 2009, and the statements of income, statements of changes to shareholders’ equity, notes to non-consolidated financial statements and the supplementary schedules (with respect to accounting matters only) of Mitsubishi Electric Corporation for the year ended March 31, 2009 (the 138th fiscal year). These financial statements and supplementary schedules are the responsibility of the Company’s management. Our responsibility is to independently express an opinion on these financial statements and supplementary schedules, based on our audit.

Our examination was made in accordance with generally accepted auditing standards and included such auditing procedures as are normally required in Japan. Those standards, procedures, and practices require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the supplementary schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and the supplementary schedules. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and the supplementary schedules. We believe that our audit provides a reasonable basis for our opinion.

As a result of our audit, it is our opinion that the non-consolidated financial statements and supplementary schedules present fairly, in a manner that conforms to generally accepted corporate accounting standards in Japan, the financial position and the results of the operations of Mitsubishi Electric Corporation.

Additional Information:

1. As stated in 1. of the notes to non-consolidated financial statements, the Company adopted a new accounting standard for inventory valuation from the fiscal year under review. Therefore, the calculation materials and supplementary statements based on the new accounting standard are attached.

2. As stated in 2. of the notes to non-consolidated financial statements, the Company reports the entire amount of unrealized gains (losses) at market in net assets from the fiscal year under review. Previously, it was recorded in part under net assets.

There are no vested interests or relationships of a special nature between the Company and KPMG AZSA & Co. or the engagement partners stipulated for disclosure under the Certified Public Accountants Law.

Corporate Auditors’ Report

The Corporate Audit Committee has conducted audits of the Directors and Executive Officers of the Company with regard to their performance of duties during the 138th fiscal period (April 1, 2008 to March 31, 2009). A report covering the findings of the audit follows.

Audit Methodology and Scope

The Company’s Corporate Audit Committee monitored and examined the content of resolutions of the Board of Directors related to matters set forth in Article 416, Paragraph 1.1, sections 2 and 5, of the Corporation Law, as well as the status of the Company’s internal control system as set forth in the aforementioned resolutions. Moreover, in accordance with its established policies and procedures, the Corporate Audit Committee collaborated with the Corporate Audit Department, attended important meetings, received reports on business activities from Directors and Executive Officers, perused documents pertaining to important decisions and surveyed business and property conditions at the Company’s head office and key branch offices. Where necessary, the Corporate Audit Committee sought reports on the operations of subsidiaries and surveyed business and property conditions at these subsidiaries.

In addition to monitoring and examining the activities of the independent auditor to ensure that it maintains its independent stance and that it conducts its auditing duties properly, the Corporate Audit Committee received reports from the independent auditor regarding the status of its activities and sought explanations when necessary. Furthermore, the independent auditor notified the Committee that it was adhering to “Quality Management Standards Regarding Audits” (Business Accounting Council of the Financial Services Agency, October 28, 2005) as it worked to improve its structure “to ensure that its duties are properly executed,” as stipulated in Article 131 of the “Company Accounting Regulations.” The Committee sought clarification where necessary. Based upon the above methods, the Corporate Audit Committee carefully scrutinized the Business Report, the financial statements (balance sheets, statements of income, statements of changes in shareholders’ equity and notes to non-consolidated financial statements) and the supplementary schedules for the fiscal year ended March 31, 2009.

Audit Results

(1) Results of the Audit of Business Reports and Supplementary Schedules

(a) The Business Report presents fairly, in conformity with applicable laws and regulations and the Company’s Articles of Incorporation, the status of the Company.

(b) In executing their duties, the Directors and Executive Officers have not made any significant transactions or actions deemed to be in contradiction to any laws or the Company’s Articles of Incorporation.

(c) The content of the Board of Directors’ resolutions related to internal control systems as set forth in Article 416, Paragraph 1.1, sections 2 and 5, of the Corporation Law is adequate. Moreover, we find no issues of concern with regard to the performance of Directors and Executive Officers in their duties related to internal control systems.

(2) Results of the Audit of Non-Consolidated Financial Statements and Supplementary Schedules

(a) The procedures and report of the audit by the independent auditor, KPMG AZSA & Co., are adequate.

(b) The system to ensure that the independent auditor’s duties are properly executed, as stipulated in Article 131 of the “Company Accounting Regulations,” is adequate.

April 28, 2009

The Corporate Audit Committee
Mitsubishi Electric Corporation

Kazuo Sawamoto, Committee Member
Kunio Tomita, Committee Member
Hiroyoshi Murayama, Committee Member
Osamu Shigeta, Committee Member
Shigemitsu Miki, Committee Member

Note: Hiroyoshi Murayama, Osamu Shigeta and Shigemitsu Miki are External Auditors as prescribed under Article 2.15 and Article 400.3 of the Corporation Law.

Second Proposal: Partial Changes to the Articles of Incorporation

1. Reasons for the Changes

Should “First Proposal: Approval of Share Exchange Agreement between the Company and Mitsubishi Electric” receive shareholders’ approval, it is expected that as of April 1, 2010, the effective date of the share exchange, Mitsubishi Electric will be the sole shareholder of the Company. Consequently, this will negate the need for the provision that calls for determining in advance the record date of the annual shareholder’s meeting. Accordingly, Article 11, Paragraph 1 and Article 18, Paragraph 2, to which Article 11, Paragraph 1 applies, of the current Articles of Incorporation shall be deleted in their entirety, and Article 11, Paragraph 2 shall be revised as necessary.

It shall be noted that these changes to the Articles of Incorporation shall take effect on March 31, 2010, provided that the Share Exchange Agreement is approved at the extraordinary shareholder’s meeting of the Company, and that the Share Exchange Agreement is not rescinded or deemed ineffective by such date.

Content of the Changes

(Underlined portions reflect changes)

Current Articles of Incorporation	Proposed Changes

(Record Date)

Article 11     Shareholders of the Company whose voting rights are listed or recorded in the shareholder register as of the end of day of March 31 of every year, shall be the shareholders who may execute their rights in the ordinary shareholder’s meeting of that respective fiscal year.

             2.      Notwithstanding the previous section, when necessary and when prior notice has been given in accordance to a resolution by the Board of Directors, the shareholders or registered pledgees of shares who may execute their rights shall be such shareholders or registered pledgees of shares who are listed or recorded in the final shareholder register as of a specified date.

(Record Date)

Article 11     When necessary and when prior notice has been given in accordance to a resolution by the Board of Directors, the shareholders or registered pledgees of shares who may execute their rights shall be such shareholders or registered pledgees of shares who are listed or recorded in the final shareholder register as of a specified date.

(Class Shareholders’ Meeting)

Article 18     The provisions of Article 12, Paragraph 2 and Articles 13 through 15 apply to the class shareholders’ meeting.

              2.     The provisions of Article 11, Paragraph 1 apply to the class shareholders’ meeting that is held on the same day as the ordinary shareholders’ meeting.

(Class Shareholders’ Meeting) Article 18 The provisions of Article 12, Paragraph 2 and Articles 13 through 15 apply to the class shareholders’ meeting. (Deleted)